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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VAIL RESORTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VAIL RESORTS, INC.
390 Interlocken Crescent
Broomfield, Colorado 80021

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS
To be held on December 3, 2010

October 20, 2010

To our Stockholders:

        The annual meeting of stockholders of Vail Resorts, Inc., a Delaware corporation, will be held on Friday, December 3, 2010 at 9:00 a.m. Mountain Standard Time at the St. Julien Hotel, 900 Walnut Street, Boulder, CO 80302, to:

  (1)
  Elect the eight directors named in the attached proxy statement to serve for the ensuing year and until their successors are elected;

  (2)
  Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2011; and

  (3)
  Transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        These items of business are more fully described in the proxy statement accompanying this Notice.

        Only holders of record of shares of our common stock at the close of business on October 7, 2010 are entitled to receive notice of, and to vote at, the annual meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 390 Interlocken Crescent, Broomfield, Colorado 80021.

        Pursuant to the rules of the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about October 20, 2010, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on October 7, 2010. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. These proxy materials will be available free of charge.

        Stockholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement. Shares held through a broker, bank or other nominee may be voted by you in person at the annual meeting only if you obtain a valid proxy from the broker, bank or other nominee giving you the right to vote the shares and bring such proxy to the annual meeting. Attendance at our annual meeting will be limited to persons presenting a Notice of Internet Availability of Proxy Materials or proxy card (if you requested one) and picture identification.

        Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Standard Time on Thursday, December 2, 2010.

By Order of the Board of Directors,

Fiona E. Arnold Senior Vice President, General Counsel and Secretary

i

ii

VAIL RESORTS, INC.

390 Interlocken Crescent	Broomfield, Colorado 80021

PROXY STATEMENT FOR THE 2010
ANNUAL MEETING OF STOCKHOLDERS

        We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Vail Resorts, Inc. (the "Company") to be voted at our annual meeting, which will take place on Friday, December 3, 2010 at 9:00 a.m. Mountain Standard Time at the St. Julien Hotel, 900 Walnut Street, Boulder, CO 80302, and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

        In accordance with the rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        It is anticipated that the Notice of Internet Availability of Proxy Materials will be available to stockholders on or about October 20, 2010.

Who is entitled to vote at or attend the annual meeting?

        Holders of record of our common stock as of the close of business on October 7, 2010, which we refer to as the record date, are entitled to vote. On the record date we had 35,974,440 shares of common stock outstanding. Each share is entitled to one vote on each item being voted on at the annual meeting. You are entitled to attend the annual meeting only if you were a Vail Resorts, Inc. stockholder or joint holder as of the record date or you hold a valid proxy for the annual meeting.

Stockholder of Record: Shares Registered in Your Name

        If, on October 7, 2010, your shares were registered directly in your name with the Company's transfer agent, Wells Fargo Bank, N.A., then you are a stockholder of record and a Notice of Internet Availability was sent to you by the Company. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If, on October 7, 2010, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and a Notice of Internet Availability of Proxy Materials was

forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares held in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent and bring such proxy to the annual meeting. If you want to attend the annual meeting, but not vote at the annual meeting, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to October 7, 2010, a copy of the voting instruction card provided by your broker or other agent, or other similar evidence of ownership. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.

How do I vote my shares?

        By Telephone or the Internet—Stockholders can simplify their voting by voting their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder's identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

        The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Standard Time, on December 2, 2010.

        By Mail—Stockholders who request a paper proxy card by telephone or Internet may elect to vote by mail and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper voting instruction card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

        At the Meeting—Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a valid proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the annual meeting.

Can I change my vote?

        You may change your vote at any time prior to the vote at the annual meeting by:

  •
  providing timely delivery of a later-dated proxy (including telephone or Internet vote);

  •
  providing written notice of revocation to our Secretary at 390 Interlocken Crescent, Broomfield, Colorado 80021; or

  •
  attending the annual meeting and voting in person.

        If you are a beneficial owner of shares, you may change your vote by submitting new voting instructions to your broker or other agent following the instructions they provided, or, if you have obtained a valid proxy from your broker or other agent giving you the right to vote your shares, by attending the meeting and voting in person.

 How many shares must be present or represented to conduct business at the annual meeting?

        The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding common stock that is entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described below are counted for the purpose of determining the presence of a quorum. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

What are the voting requirements?

        In the election of directors named in this proxy statement, you may vote "FOR" one or more of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. If you elect "WITHHELD," your vote will be counted as a vote cast with respect to such nominee and will have the effect of a negative vote. You may not cumulate your votes for the election of directors. Each director nominee requires a majority of the votes cast, which means that each director nominee must receive an affirmative "FOR" vote from a number of shares present in person or represented by proxy and entitled to vote that exceeds the number of votes "WITHHELD" from that director nominee.

        For the other items of business, you may vote "FOR," "AGAINST" or "ABSTAIN." If you elect to "ABSTAIN," which we refer to as an abstention, your vote will not be counted for voting purposes and therefore will not be included in the calculation of voting results. However, abstentions are considered present for purposes of determining a quorum, even though they are not considered votes cast on that proposal since an abstention is not a vote cast. This treatment of abstentions is consistent with the express terms of our Amended and Restated Bylaws, which we refer to as our bylaws, regarding stockholder voting. If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals.

        The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voted on the proposal at the annual meeting.

What are "broker non-votes"?

        If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

        If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm for the current fiscal year (Proposal No. 2) is considered a routine matter. Under the rules of the New York Stock Exchange, or the NYSE, the election of directors (Proposal No. 1) is not considered a routine matter and, consequently, without your voting instructions, your brokerage firm cannot vote your shares for the election of directors.

 Who will serve as inspector of elections?

        The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.

Who will bear the cost of soliciting votes for the annual meeting?

        We will bear the cost of soliciting proxies. In addition to the original solicitation of proxies, proxies may be solicited personally, by telephone or other means of communication, by our directors and employees. Directors and employees will not be paid any additional compensation for soliciting proxies.

        We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such common stock.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

        If you receive more than one Notice of Internet Availability of Proxy Materials, you hold shares registered in more than one name or shares that are registered in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each Notice of Internet Availability of Proxy Materials that you receive.

What if I submit a proxy but do not make specific choices?

        If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, subject to Rule 14a-4(d)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the shares of common stock represented by such proxy will be voted "FOR" Proposals 1 and 2, and will be voted in the proxy holders' discretion as to other matters that may properly come before the annual meeting.

Annual Meeting Materials

        The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the annual report of the Company for the fiscal year ended July 31, 2010, or fiscal 2010, have been made available to all stockholders entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K, which will be filed with the SEC within four business days of the date of the annual meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

        Our Board of Directors, or Board, presently consists of eight members. Each director to be elected will hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified, or until the earlier of the director's death, resignation or removal. Each of the nominees listed below is currently a director of the Company. Each of the nominees listed below, other than Ms. Schneider, was previously elected by the stockholders. The proxies solicited by this proxy statement may not be voted for more than eight nominees.

        The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, "FOR" the election of Messrs. Hernandez, Hyde, Jones, Katz, Kincaid, Redmond and Sorte and Ms. Schneider as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee, if any, proposed by the Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve.

INFORMATION WITH RESPECT TO NOMINEES

        The following sets forth the name and age of each nominee, identifies whether the nominee is currently a member of the Board, lists all other positions and offices, if any, now held by him or her with the Company, and specifies his or her principal occupation during at least the last five years.

        The Nominating & Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience and diversity among directors in order to assure that the board has the ability to perform its oversight function effectively.

        The Nominating & Governance Committee has determined that the Board will be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policy-making and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.

        The Nominating & Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The Committee does not have a formal diversity policy; however, in connection with the annual nomination process, the Committee considers the diversity of candidates to ensure that the board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the board's overall effectiveness in carrying out its responsibilities. The Committee assesses the effectiveness of its efforts at achieving a diverse Board when it annually evaluates the Board's composition.

        The Nominating & Governance Committee considers the following specific characteristics in making its nominations for our Board:

  •
  Personal and professional integrity;

  •
  Exceptional ability and broad business judgment;

  •
  Skills, knowledge and a diverse perspective;

  •
  Leadership;

  •
  Industry knowledge;

  •
  Business creativity and vision; and

  •
  Overall experience, age and diversity.

        The Nominating & Governance Committee retained an executive search firm in fiscal 2010 to assist in identifying and evaluating potential nominees for the Board, and such search firm identified Ms. Schneider as a Board candidate. Following a screening process of potential candidates and the recommendation by the Nominating & Governance Committee, the Board elected Ms. Schneider as a new director effective March 30, 2010.

Nominees for Directors

        Roland A. Hernandez, 53, was appointed a director of the Company in December 2002 and was appointed Lead Director in March 2009. Mr. Hernandez is the founding principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. Prior to forming that company, Mr. Hernandez was President, Chief Executive Officer and Chairman of the Board of Telemundo Group, Inc., a Spanish-language television and entertainment company, from 1998 to 2000. From 1995 to 1998, Mr. Hernandez was President and Chief Executive Officer of Telemundo Group, Inc. From 1986 to 1994, Mr. Hernandez was President of the corporate general partner of Interspan Communications. Mr. Hernandez is the presiding director of MGM Mirage and is a director of Ryland Group, Inc., Lehman Brothers Holdings, Inc. and Sony Corporation. He serves on the audit committee of Ryland Group, Inc. and as Chairman of the audit committee of MGM Mirage.

        The Nominating & Governance Committee has determined that Mr. Hernandez's extensive public company board experience, including as a presiding director in the travel and leisure sector, qualifies him to serve on the Board.

        Thomas D. Hyde, 61, was appointed a director of the Company in June 2006. From June 2005 through August 2010, Mr. Hyde was Executive Vice President and Corporate Secretary of Wal-Mart Stores, Inc. ("Wal-Mart"), an international retail store operator. From June 2003 to June 2005, Mr. Hyde served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart and from July 2001 to June 2003, he served as Executive Vice President, Senior General Counsel of Wal-Mart. Prior to July 2001, he served as Senior Vice President and General Counsel of Raytheon Company since 1992. Mr. Hyde retired from Wal-Mart effective August 1, 2010.

        The Nominating & Governance Committee has determined that Mr. Hyde's extensive executive management and international retail experience qualify him to serve on the Board.

        Jeffrey W. Jones, 48, was appointed a director of the Company in June 2008. He was appointed Senior Executive Vice President and Chief Financial Officer in February 2006. Mr. Jones joined the Company in September 2003 and was appointed Senior Vice President and Chief Financial Officer of the Company in November 2003. From 1999 to 2003, Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. ("Clark Retail") in Chicago, Illinois. On October 15, 2002, at which time he was serving as Executive Vice President and Chief Financial Officer of Clark Retail, Clark Retail filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From June 1998 to June 1999, Mr. Jones was Chief Financial Officer and Treasurer of Lids Corporation in Boston, Massachusetts. Mr. Jones is a member of the American Institute of Certified Public Accountants and a director of the Denver Metro Chamber of Commerce.

        The Nominating & Governance Committee has determined that Mr. Jones' extensive finance, accounting and management experience, together with his extensive industry and Company knowledge, qualify him to serve on the Board.

        Robert A. Katz, 43, was appointed a director of the Company in June 1996 and was appointed Chairman of the Board in March 2009. Mr. Katz also served as Lead Director from June 2003 until his appointment as Chief Executive Officer of the Company in February 2006. Prior to his appointment as the Company's Chief Executive Officer, Mr. Katz was associated with Apollo Management L.P., a private equity investment firm, since 1990.

        The Nominating & Governance Committee has determined that Mr. Katz's broad business and finance background and his extensive industry knowledge qualify him to serve on the Board. In addition, since Mr. Katz has been involved with the Company since 1996, the Nominating & Governance Committee believes that Mr. Katz brings to the Board a valuable historical perspective of Company operations.

        Richard D. Kincaid, 48, was appointed a director of the Company in June 2006. Mr. Kincaid is the founder and President of the BeCause Foundation, a nonprofit corporation that drives social change through the fusion of documentary filmmaking and related strategic programs. Until March 2007, Mr. Kincaid was President, Chief Executive Officer and a trustee of Chicago-based Equity Office Properties Trust ("Equity Office"), formerly the largest owner and manager of office buildings in the United States. Mr. Kincaid was President of Equity Office since 2002 and was named Chief Executive Officer in April 2003. From 1997 to 2002, Mr. Kincaid was Executive Vice President of Equity Office and was Chief Operating Officer from September 2001 until November 2002. He served as Chief Financial Officer of Equity Office from March 1997 until August 2002. Mr. Kincaid also is a director of Rayonier Inc., a global supplier of timber, performance fibers and wood products, Strategic Hotels and Resorts, a real estate investment trust that owns 19 high end hotel properties in the U.S. and Europe, QuietAgent, an online career and recruiting company, and the Street Medicine Institute, a not-for-profit corporation.

        The Nominating & Governance Committee has determined that Mr. Kincaid's extensive public company board experience, together with his real estate and executive management experience, qualify him to serve on the Board.

        John T. Redmond, 52, was appointed a director of the Company in March 2008. Mr. Redmond served as President and Chief Executive Officer of MGM Grand Resorts, LLC, a collection of resort-casino, residential living and retail developments, from March 2001 until August 2007. Prior to that, he served as co-Chief Executive Officer of MGM Mirage from December 1999 to March 2001. He was President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999 and Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Prior to 1996, Mr. Redmond was Senior Vice President and Chief Financial Officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond is also a director of Allegiant Travel Co.

        The Nominating & Governance Committee has determined that Mr. Redmond's extensive public company board experience, together with his executive management experience in the travel and leisure sector, qualify him to serve on the Board.

        John F. Sorte, 63, was appointed a director of the Company in January 1993. Mr. Sorte has been President and Chief Executive Officer of Morgan Joseph LLC, an investment banking firm, since June 2001. Mr. Sorte is also a director of Morgan Joseph Holdings Inc. From March 1994 to June 2001, he served as President of New Street Advisors L.P. and from 1992 until 1994 as Chief Executive Officer of New Street Capital Corporation. Prior to that position, Mr. Sorte joined Drexel Burnham Lambert Inc. as Managing Director in 1980 and served as Chief Executive Officer from 1990 through 1992.

        The Nominating & Governance Committee has determined that Mr. Sorte's extensive executive management and finance experience qualify him to serve on the Board.

        Hilary A. Schneider, 49, was appointed a director of the Company in March 2010. Ms. Schneider is Executive Vice President of Yahoo! Americas. She joined Yahoo in 2006 when she led the company's U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining

Yahoo, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from 2002 through 2005, where she was Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company's overall newspaper and online business. Before joining Knight Ridder, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications, from 2000 through 2002, overseeing Red Herring Magazine, www.RedHerring.com, and Red Herring's events unit. She also held numerous roles at Times Mirror, from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun.

        The Nominating & Governance Committee has determined that Ms. Schneider's extensive executive management and online marketing experience qualify her to serve on the Board.

Vote Required for Approval

        To be elected, each director nominee requires a majority of the votes cast, which means that each director nominee must receive an affirmative "FOR" vote from a number of shares present in person or represented by proxy and entitled to vote that exceeds the number of votes "WITHHELD" from that director nominee.

        Our bylaws require that each director receive a majority of the votes cast with respect to such director (the number of shares voted "FOR" a director nominee must exceed the number of votes "WITHHELD" from that nominee). All of the nominees named in the proxy currently serve as a director. If stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a "holdover director," rather than causing a vacancy, until a successor is duly elected or until the director resigns. Under our Corporate Governance Guidelines and as permitted by our bylaws, each director has submitted an advance, contingent resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating & Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THESE NOMINEES.

MANAGEMENT

        The following table sets forth the executive officers of the Company (or its operating subsidiaries) as of October 5, 2010.

Name	Position
Robert A. Katz	Chief Executive Officer
Jeffrey W. Jones	Senior Executive Vice President and Chief Financial Officer
Fiona E. Arnold	Senior Vice President, General Counsel and Secretary
Blaise T. Carrig	Co-President, Mountain Division
John McD. Garnsey	Co-President, Mountain Division
Mark L. Schoppet	Senior Vice President, Controller and Chief Accounting Officer
Paul Toner	Senior Vice President and Chief Operating Officer, RockResorts and Vail Resorts Hospitality

        For biographical information about Mr. Katz and Mr. Jones see "Information With Respect to Nominees."

        Fiona E. Arnold, 43, was appointed Senior Vice President and General Counsel in June 2007; in addition, she was appointed Secretary of the Company in September 2007. Ms. Arnold joined the Company as Deputy General Counsel in September 2006. From 2003 to 2006, Ms. Arnold served as Associate General Counsel for Western Gas Resources, Inc., an independent processor, transporter and marketer of natural gas and natural gas liquids, in Denver, Colorado and from 2001 to 2003 she served as Vice President of Legal and Business Affairs and Assistant General Counsel for Crown Media Holdings, Inc., also in Denver. From 1998 to 2001, Ms. Arnold was an associate at the law firm Jones Day in Dallas, Texas, where she practiced securities and transactional law. Ms. Arnold began her legal career in Australia in 1993.

        Blaise T. Carrig, 59, was appointed Co-President, Mountain Division, in April 2010. From September 2008 to April 2010, Mr. Carrig was Co-President, Mountain Division and Chief Operating Officer of Heavenly Mountain Resort. He was previously appointed Executive Vice President, Mountain Division and Chief Operating Officer of Heavenly Mountain Resort in January 2008. Mr. Carrig joined the Company as Senior Vice President and Chief Operating Officer of Heavenly Mountain Resort in September 2002. Mr. Carrig was President and Managing Director of The Canyons, a ski and snowboard resort, in Park City, Utah from July 1997 through August 2002 and, from 1976 to 1997, was employed at Sugarbush Resort in Warren, Vermont. At Sugarbush, he held various management positions in Mountain Operations, ultimately serving as the Managing Director of the resort.

        John McD. Garnsey, 60, was appointed Co-President, Mountain Division, in April 2010. From September 2008 to April 2010, Mr. Garnsey was Co-President, Mountain Division and Chief Operating Officer of Beaver Creek. He was previously appointed Executive Vice President, Mountain Division and Chief Operating Officer of Beaver Creek in January 2008. Mr. Garnsey joined the Company as Senior Vice President and Chief Operating Officer of Beaver Creek in May 1999. Mr. Garnsey served as President of the Vail Valley Foundation from 1991 through April 1999 and as Vice President from 1983 to 1991.

        Mark L. Schoppet, 51, was appointed Senior Vice President, Controller and Chief Accounting Officer in April 2010. From October 2008 through April 2010, Mr. Schoppet was Vice President, Controller and Chief Accounting Officer of the Company. Mr. Schoppet joined the Company as Vice President and Controller in November 2005. Before joining the Company, Mr. Schoppet was an independent consultant to the Company since 2004. Mr. Schoppet was Managing Partner of the Little Rock, Arkansas office of Arthur Andersen LLP, an accounting firm, from 1994 to 2002 and was an independent consultant to Arthur Andersen LLP from 2002 to 2004. Mr. Schoppet joined Arthur Andersen LLP in 1981 and has more than 20 years of public accounting experience.

        Paul Toner, 48, was appointed Senior Vice President and Chief Operating Officer of RockResorts and Vail Resorts Hospitality in September 2009. Mr. Toner joined the Company as Vice President of Sales and Marketing for RockResorts and Vail Resort Hospitality in April 2008. Mr. Toner was Vice President of sales and marketing for the Hong Kong Regional Office of Marriott International, Inc., a hospitality company, from 2005 to 2008. From 2002 to 2005, he was area director of marketing for Marriott's Pacific Islands Regional Office in Honolulu, Hawaii. Mr. Toner held various sales and marketing positions within Marriott from 1985 to 2002.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

        Set forth in the following table is the beneficial ownership of common stock at the close of business on October 5, 2010 for all directors, nominees, the named executive officers listed on the Summary Compensation Table, and, as a group, such persons and all other executive officers as of such date.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Roland A. Hernandez	40,071	(1)	*
Thomas D. Hyde	11,321	(2)	*
Richard D. Kincaid	16,321	(3)	*
John T. Redmond	6,701	(4)	*
John F. Sorte	47,571	(5)	*
Hilary A. Schneider	0		*
Robert A. Katz	613,221	(6)	1.70%
Jeffrey W. Jones	294,866	(7)	*
Fiona E. Arnold	24,490	(8)	*
Blaise T. Carrig	75,508	(9)	*
John McD. Garnsey	85,266	(10)	*
Directors, nominees and executive officers as a group (13 Persons)	1,272,229	(11)	3.54%

*
Applicable percentages are based on 35,974,440 shares outstanding on October 5, 2010, adjusted as required by rules promulgated by the SEC. Unless indicated by footnote, the address for each listed director and executive officer is 390 Interlocken Crescent, Broomfield, CO 80021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the person named in the table report having sole voting and investment power with respect to all shares of common stock known as beneficially owned by them.

The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the restricted stock units, or RSUs, and common stock underlying stock appreciation rights, or SARs, and options held by that person that are currently exercisable or are exercisable within 60 days of October 5, 2010, but excludes RSUs and our common stock underlying SARs or options held by any other person.

(1)
Includes options to purchase 25,000 shares of common stock which are currently exercisable. Includes 296 SARs which would be exercisable for 173 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(2)
Includes 296 SARs which would be exercisable for 173 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(3)
Includes 296 SARs which would be exercisable for 173 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(4)
Includes 296 SARs which would be exercisable for 173 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(5)
Includes options to purchase 22,500 shares of common stock which are currently exercisable. Includes 296 SARs which would be exercisable for 173 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(6)
Includes options to purchase 25,000 shares of common stock which are currently exercisable. Includes 489,522 SARs which would be exercisable for 65,298 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(7)
Includes options to purchase 180,000 shares of common stock which are currently exercisable. Includes 72,221 SARs which would be exercisable for 2,194 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(8)
Includes 22,337 SARs which would be exercisable for 1,198 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(9)
Includes options to purchase 25,166 shares of common stock which are currently exercisable. Includes 45,225 SARs which would be exercisable for 1,667 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(10)
Includes options to purchase 35,500 shares of common stock which are currently exercisable. Includes 45,225 SARs which would be exercisable for 1,667 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

(11)
Includes options to purchase 333,166 shares of common stock and 705,034 SARs which would be exercisable for 74,387 shares of common stock (assuming a fair market value of $39.81, the closing price of our common stock on October 5, 2010).

INFORMATION AS TO CERTAIN STOCKHOLDERS

        Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company's voting securities at the close of business on October 5, 2010, based on filings required by the SEC.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares		Percent of Total
Ronald Baron/BAMCO	5,855,606	(1)	16.28%
Marsico Capital Management, LLC	3,811,841	(2)	10.60%
Janus Capital Management LLC	3,789,945	(3)	10.54%
Advisory Research, Inc.	3,485,341	(4)	9.69%
Columbia Wanger Asset Management, L.P.	2,352,700	(5)	6.54%
Paulson & Co. Inc.	2,239,924	(6)	6.23%
FMR LLC	2,128,438	(7)	5.92%
Keeley Asset Management Corp.	1,899,187	(8)	5.28%

  Applicable percentages are based on 35,974,440 shares outstanding on October 5, 2010.

(1)
As reported by Baron Capital Group, Inc. ("BCG"), Ronald Baron, BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM"), Baron Asset Fund ("BAF") and Baron Growth Fund ("BGF") on a joint Schedule 13G/A filed with the SEC on March 3, 2010. BAMCO and BCM are subsidiaries of BCG. BAF and BGF are advisory clients of BAMCO. Ronald Baron owns a controlling interest in BCG and is Chairman and Chief Executive Officer of BCG, BAMCO and BCM and Chief Executive Officer of BAF and BGF. The address for BCG is 767 Fifth Avenue, 49th Floor, New York, NY 10153. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(2)
As reported by Marsico Capital Management, LLC on Schedule 13G filed with the SEC on February 12, 2010. The address for Marsico Capital Management, LLC is 1200 17th Street, Suite 1600, Denver, CO 80202.

(3)
As reported by Janus Capital Management LLC and Janus Contrarian Fund on a joint Schedule 13G/A filed with the SEC on February 16, 2010. The address for Janus Capital Management, LLC is 151 Detroit Street, Denver, CO 80206.

(4)
As reported by Advisory Research, Inc. on Schedule 13G/A filed with the SEC on February 12, 2010. The address for Advisory Research, Inc. is 180 N. Stetson Street, Suite 5500, Chicago, IL 60601

(5)
As reported by Columbia Wanger Asset Management, L.P. on Schedule 13G/A filed with the SEC on February 12, 2010. The address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(6)
As reported by Paulson & Co. Inc. on Schedule 13G filed with the SEC on February 16, 2010. The address for Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

(7)
As reported by FMR LLC on Schedule 13G filed with the SEC on February 16, 2010. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(8)
As reported by Keeley Asset Management Corp. on Schedule 13G/A filed with the SEC on February 16, 2010. The address for Keeley Asset Management Corp. is 401 South LaSalle Street, Chicago, Illinois 60605.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Company's Board acts as the ultimate decision-making body of the Company and advises and oversees our management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of each of the committees of the Board and the Company's Code of Ethics and Business Conduct, provide the framework for the governance of the Company. A complete copy of the Company's Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics and Business Conduct for employees and directors may be found on the Company's website at www.vailresorts.com. Copies of these materials are available in print, without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021.

Board Leadership and Lead Independent Director

        Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by the same person, Mr. Katz. When the Chairman of the Board and the Chief Executive Officer of the Company are the same person, the Board elects a non-management director to serve in a lead capacity. In March 2009, the Board appointed Mr. Katz as Chairman of the Board and designated Mr. Hernandez as our Lead Independent Director, or Lead Director. The Board has adopted a Charter of the Lead Independent Director, which is available on the Company's website at www.vailresorts.com. The duties of the Lead Director include:

  •
  preside over meetings of the independent directors;

  •
  serve as principal liaison on Board-wide issues between the independent directors and the Chairman;

  •
  review information sent to the Board and communicate with management if there needs to be additional materials or analyses provided to directors;

  •
  approve meeting agendas and meeting schedules for the Board, to assure that there is sufficient time for discussion of all agenda items;

  •
  serve as the point of contact for communications from stockholders or other interested parties directed to the lead director or the non-management directors or Board as a group; and

  •
  serve on the Executive Committee of the Board.

        The Board believes that a single leader serving as Chairman and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board believes that this approach makes sense because the Chief Executive Officer is the individual with primary responsibility for implementing the Company's strategy, directing the work of other officers and leading implementation of the Company's strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to stockholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management.

Meetings of the Board

        The Board held a total of four meetings during fiscal 2010. During fiscal 2010, all of the directors of the Company attended 75% or more of the meetings of the Board held during the period for which they were directors. During fiscal 2010, all of the directors of the Company attended at least 75% of the total meetings of the committees on which they served, held during the period for which they were committee members. The Chief Executive Officer typically develops the agenda for Board meetings and reviews the agenda with the Lead Director. In accordance with our Corporate Governance Guidelines, directors are invited and encouraged to attend our annual meetings of stockholders. All but one of the then-serving directors attended our 2009 annual meeting of stockholders.

Executive Sessions

        The non-management directors' practice is to meet in executive session following the conclusion of each Board meeting to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee's annual review of the Chief Executive Officer. These executive sessions are chaired by the Lead Director or other non-management director, as appointed by the Board. Interested parties, including our stockholders, may communicate with the Lead Director and the non-management directors by following the procedures under the heading "Communications with the Board of Directors" below.

Director Nominations

        The Nominating & Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board, if any, that are submitted by stockholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Governance Committee believes must be met for a candidate to be nominated include integrity, independence, forthrightness, analytical skills and the willingness to devote appropriate time and attention to the Company's affairs. Successful candidates may also demonstrate significant experience in industries related to our business and in other areas of importance to the Company, such as general management, finance, marketing, technology, law or public sector activities.

        Stockholders who wish to submit candidates for consideration by the Nominating & Governance Committee for election at an annual or special meeting of stockholders should follow the procedure described in our bylaws. Recommendations must include a written statement from the candidate expressing a willingness to serve. The Nominating & Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Governance Committee recommended the eight nominees for election at this year's annual meeting.

Determinations Regarding Independence

        Under the Company's Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the Corporate Governance Standards of the NYSE. The Board has adopted categorical standards of director independence, attached as Appendix "A" to this proxy statement, to assist it in making determinations of independence of Board members.

        The Board has determined that each of the nominees, other than Mr. Katz and Mr. Jones, is "independent" under the categorical standards of director independence adopted by the Board and the applicable rules of the NYSE. Mr. Stiritz who served on the Board until his resignation in December 2009 was also "independent" under such categorical standards.

Communications with the Board of Directors

        The Company's Board has adopted a formal process by which interested parties, including our stockholders, may communicate with the Board or the non-management directors. This information is available on the Company's website at www.vailresorts.com, on the Corporate Governance home page within the Investor Relations section.

Code of Ethics and Business Conduct

        The Company has adopted a Code of Ethics and Business Conduct that applies to all directors and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics and Business Conduct is available on the Company's website at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021. The Company will also post on its website any amendment to the Code of Ethics and Business Conduct and any waiver granted to any of its directors or executive officers.

Risk Management

        The Company's Board believes that oversight of the Company's overall risk management program is the responsibility of the entire Board. We view risk management as an important part of the Company's overall strategic planning process. The Board has delegated the regular oversight of the elements of the risk management program to the Audit Committee and the Board receives updates on individual areas of risk from the Audit Committee. The Board schedules a risk management review agenda item for regular Board meetings on a periodic basis and additionally as needed, during which the Audit Committee reports to and informs the Board of its risk management oversight activities. Senior management reports directly to the Audit Committee at each scheduled Audit Committee meeting and additionally as needed on the status of the Company's day-to-day risk management program. The Audit Committee has established an internal audit function to provide management and the Board with ongoing assessments of the Company's risk management processes and systems of internal control. In addition, as part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company's processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company's guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

Compensation Risk Assessment

        Our Compensation Committee, with the assistance of our outside compensation consultant, reviewed the material compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee believes that the design of the compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Committees of the Board

        The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. The charters for all of these committees, which have been approved by the Board, are available on the Company's website at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Executive Committee

        The Executive Committee has all powers and rights necessary to exercise the full authority of the Board during the intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. During fiscal 2010, the members of the Executive Committee were Messrs. Katz, Hernandez and Sorte. During fiscal 2010, the Executive Committee met once via teleconference and acted by written consent three times.

The Audit Committee

        The Audit Committee is primarily concerned with the effectiveness of the Company's independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to: (1) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company's independent registered public accounting firm; (2) approve all audit engagement fees and terms, as well as all permissible non-audit service engagements with the independent registered public accounting firm; (3) discuss with management and the independent registered public accounting firm the Company's annual audited financial statements and quarterly financial statements, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; (4) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company and the independent registered public accounting firm; (5) establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (6) monitor the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; (7) review and approve or reject transactions between the Company and any related persons in accordance with the Company's Related Party Transactions Policy; (8) confer with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; (9) oversee management's efforts to monitor compliance with the Company's programs and policies designed to ensure adherence to applicable laws and regulations and the Company's Code of Ethics and Business Conduct; and (10) annually prepare a report as required by the SEC to be included in the Company's annual proxy statement.

        The members of the Audit Committee for fiscal 2010 were Mr. Hyde, Chairman, and Messrs. Hernandez and Redmond. The Board has determined that Messrs. Hyde and Hernandez are each an "audit committee financial expert" as defined in the rules and regulations adopted pursuant to the Exchange Act. The Board has determined that all current members of the Audit Committee are "independent" as defined by the Corporate Governance Standards of the NYSE and the rules of the SEC applicable to audit committee members. The Audit Committee held four meetings during fiscal 2010.

AUDIT COMMITTEE REPORT*

        Management is responsible for the Company's accounting practices, internal control over financial reporting, the financial reporting process and preparation of the consolidated financial statements. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements for the fiscal year ended July 31, 2010 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Company's independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee further discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, as well as the Company's independent registered public accounting firm's opinion on the effectiveness of the Company's internal control over financial reporting.

        The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and the Audit Committee discussed with the Company's independent registered public accounting firm, and were satisfied with, that firm's independence from the Company and its management. The Audit Committee has also considered whether the Company's independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditors' independence.

        The Audit Committee discussed with the Company's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company's independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. Additionally, the Audit Committee meets with the internal auditor, with and without management present, to discuss the results of their examination and evaluation of the Company's internal control over financial reporting. The Audit Committee has also reviewed and discussed Company policies with respect to risk assessment and risk management.

        Based upon the Audit Committee's discussion with management and the Company's independent registered public accounting firm, the Audit Committee recommended to the Board that the Company's audited financial statements as of and for the fiscal year ended July 31, 2010 be included in the Company's annual report on Form 10-K for the year ended July 31, 2010 for filing with the SEC on September 23, 2010.

Audit Committee Thomas D. Hyde, Chairman Roland A. Hernandez John T. Redmond

*
In accordance with the rules and regulations of the SEC, the material in the above report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C, under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, notwithstanding any general incorporation of this proxy statement into any other document filed with the SEC.

The Compensation Committee

        The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to: (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives (including the Chief Executive Officer's performance in fostering a culture of ethics and integrity), and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer's compensation level based on this evaluation; (2) review the performance of and make recommendations to the Board regarding the individual elements of total compensation for the executive officers of the Company other than the Chief Executive Officer, including any amendments to such executive's employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements; (3) review and approve the Company's incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to stockholder or Board approval, and review and approve issuances of equity securities to employees of the Company; (4) approve annual retainer and meeting fees for non-employee members of the Board and committees of the Board, fix the terms and awards of stock compensation for such members of the Board and determine the terms, if any, upon which such fees may be deferred; and (5) produce a compensation committee report on executive officer compensation as required by the SEC, after the committee reviews and discusses with management the Company's Compensation Discussion and Analysis, or CD&A, and consider whether to recommend that it be included in the Company's proxy statement or annual report on Form 10-K filed with the SEC.

        The members of the Compensation Committee for fiscal 2010 were Mr. Sorte, Chairman, Mr. Kincaid, Mr. Redmond, until March 2010, and Ms. Schneider, who was appointed to the Compensation Committee in March 2010. The Board has determined that all current and former members of the Compensation Committee are or were "independent" as defined by the Corporate Governance Standards of the NYSE. Also, the Compensation Committee consists of "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors," within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and grants awards to the Company's named executive officers, as defined herein, and to officers who are subject to Section 16 of the Exchange Act under the Company's equity compensation plans.

 Compensation Committee Processes and Procedures

        Typically, the Compensation Committee meets at least two times annually and with greater frequency as necessary and met two times in fiscal 2010. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's fees and other retention terms.

        Our Compensation Committee expects that it will seek advice from outside compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company's compensation programs remain appropriate and consistent with industry practices. As part of the Compensation Committee's annual review of compensation for the fiscal year ended July 31, 2008, or fiscal 2008, the Compensation Committee engaged Hewitt Associates as compensation consultant to develop a comparative group of companies and prepare a competitive benchmarking analysis for various compensation components provided at executive levels. However, the Compensation Committee did not commission a new benchmark study for the fiscal year ended July 31, 2009 (fiscal 2009) or fiscal 2010, as discussed in more detail in the CD&A section of this proxy statement. During fiscal 2008, Hewitt Associates reviewed new executive employment agreements proposed for the purpose of updating all agreements to comply with Section 409A of the Internal Revenue Code and to reflect certain best practices in the agreements. Hewitt Associates discussed these agreements and related matters with the Compensation Committee. In early fiscal 2009, these agreements were approved by the Compensation Committee and entered into with each of our named executive officers, other than Ms. Arnold who does not have an employment agreement with the Company, to supersede and replace such officers' existing agreements, all as described in more detail below under the heading "Employment Agreements" in the Executive Compensation section of this proxy statement.

        Under its amended and restated charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, and the Chief Executive Officer has been granted authority to grant equity awards for hiring incentive grants or to promoted non-officer employees. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate the timely grant of equity awards to new or recently promoted non-officer employees within specified limits approved by the Compensation Committee. The Chief Executive Officer's authority to make new hire incentive grants is limited by certain restrictions as established by resolution of the Compensation Committee.

        Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, at various times as needed throughout the year. Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the fiscal year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. The Board, however, makes all final determinations regarding these awards, based on the recommendations of the Compensation Committee, and none of our executive officers, including the Chief Executive Officer, are involved in the determination of their own compensation. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

        The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2010 are described in greater detail in the CD&A section of this proxy statement, as well as the narrative disclosure that accompanies the Summary Compensation Table and related tables in the Executive Compensation section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2010, no Compensation Committee interlocks existed between the Company and any other entity, meaning none of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of ours.

COMPENSATION COMMITTEE REPORT*

        The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended July 31, 2010 and the Board of Directors approved that recommendation.

Compensation Committee John F. Sorte, Chairman Richard D. Kincaid Hilary A. Schneider

*
In accordance with the rules and regulations of the SEC, the material in the above report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C, under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act, notwithstanding any general incorporation of this proxy statement into any other document filed with the SEC.

The Nominating & Governance Committee

        The Nominating & Governance Committee acts pursuant to its charter and is authorized and directed to: (1) review the overall composition of the Board; (2) actively seek individuals qualified to become Board members for recommendation to the Board; (3) identify and recommend to the Board director nominees for the next annual meeting of stockholders and members of the Board to serve on the various committees of the Board; (4) be responsible for oversight of the evaluation of the performance of the Board and management; and (5) review and reassess the adequacy of the

Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval. The Nominating & Governance Committee has the ability to review and present to the Board individual director candidates recommended by stockholders for election and stockholder proposals. The Nominating & Governance Committee also has the authority to retain and terminate any search firm to be used to identify candidates and to approve the search firm's fees and other retention terms.

        The members of the Nominating & Governance Committee for fiscal 2010 were Mr. Hernandez, Chairman, Messrs. Hyde and Stiritz, until Mr. Stiritz's resignation in December 2009, and Mr. Sorte, who was appointed to the Nominating & Governance Committee in March 2010. The Board has determined that all current and former members of the Nominating & Governance Committee are or were "independent" as defined by the Corporate Governance Standards of the NYSE. The Nominating & Governance Committee met twice during fiscal 2010.

Compensation of Directors

        The following table shows for fiscal 2010 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2010

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
Roland A. Hernandez(5)	100,875	123,182	—	—	—	—	224,057
Thomas D. Hyde(6)	83,000	123,182	—	—	—	—	206,182
Richard D. Kincaid(7)	50,000	123,182	—	—	—	3,165	176,347
John T. Redmond(8)	73,000	123,182	—	—	—	—	196,182
John F. Sorte(9)	53,500	123,182	—	—	—	—	176,682
Hilary A. Schneider	12,000	—	—	—	—	—	12,000
William P. Stiritz	17,750	—	—	—	—	—	17,750

(1)
Robert A. Katz and Jeffrey W. Jones are also each named executive officers and their compensation as Chief Executive Officer and Senior Executive Vice President and Chief Financial Officer, respectively is included in the Summary Compensation Table in the "Executive Compensation" section of this proxy statement. Neither of Messrs. Katz or Jones receives any additional compensation for their service on the Board.

(2)
Company directors receive retainers and meeting fees which are paid in quarterly installments. In fiscal 2010, Company directors received an annual cash retainer of $28,000, meeting fees of $5,000 for each meeting attended in person and $1,000 for meetings attended telephonically. Mr. Hernandez received an additional $25,000 for the year for service as Lead Director, $1,875 for service as Chairman of the Nominating & Governance Committee following his appointment in fiscal 2010 as Chairman of the Nominating & Governance Committee and $15,000 for service on the Audit Committee, along with the $28,000 annual Board member retainer. Mr. Hyde received an additional $25,000 for service as Chairman of the Audit Committee. Mr. Redmond received an additional $15,000 for service on the Audit Committee. Mr. Sorte, as Chairmen of our Compensation Committee, received $7,500 for such committee service. Mr. Stiritz received $3,750 for service as Chairman of the Nominating & Governance Committee prior to his resignation on December 4, 2009. Members of the Compensation Committee received $1,000 for each Compensation Committee meeting attended, members of the Nominating & Governance

  Committee received $1,000 for each Nominating & Governance Committee meeting attended, members of the Audit Committee received $2,000 for each Audit Committee meeting attended and members of the Executive Committee received $1,000 for each Executive Committee meeting attended, as follows:

		Board of Directors		Committees							Total
				Audit		Compensation		Nominating & Governance		Executive
Name	Fiscal Year	Board Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Meeting Attendance ($)	($)
Roland A. Hernandez	2010	53,000	20,000	15,000	8,000	—	—	1,875	2,000	1,000	100,875
Thomas D. Hyde	2010	28,000	20,000	25,000	8,000	—	—	—	2,000	—	83,000
Richard D. Kincaid	2010	28,000	20,000	—	—	—	2,000	—	—	—	50,000
John T. Redmond(a)	2010	28,000	20,000	15,000	8,000	—	2,000	—	—	—	73,000
John F. Sorte(b)	2010	28,000	15,000	—	—	7,500	2,000	—	—	1,000	53,500
Hilary A. Schneider(c)	2010	7,000	5,000	—	—	—	—	—	—	—	12,000
William P. Stiritz(d)	2010	14,000	—	—	—	—	—	3,750	—	—	17,750

  (a)
  Mr. Redmond was replaced by Ms. Schneider on the Compensation Committee on March 30, 2010.

  (b)
  Mr. Sorte was appointed to the Nominating & Governance Committee on March 30, 2010.

  (c)
  Ms. Schneider was appointed to the Board and the Compensation Committee on March 30, 2010.

  (d)
  Mr. Stiritz resigned from the Board and the Nominating & Governance Committee on December 4, 2009.
(3)
The amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2010 computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.

(4)
Directors receive benefits consisting of lodging, ski school privileges and discretionary spending on services at our properties for personal use, in accordance with the terms of the Company's Executive Perquisite Fund Program, or Perquisite Program, discussed in the CD&A section of this proxy statement below. Each director is entitled to an annual $30,000 allowance to be used at the Company's resorts in accordance with such program, under which directors may draw against the account to pay for services at the market rate for the applicable resort or services. Unused funds in each director's account at the end of each fiscal year are forfeited. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate direct incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for the fiscal year. Perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges. In addition, each year we allow each director to designate one charity as the recipient of a vacation package with a retail value of no more than $4,000 and to include only the same array of services that are eligible under the Perquisite Program. We also require that the package be given as part of a public event, dinner or auction and that Vail Resorts receives appropriate credit and marketing presence. In fiscal 2010, Mr. Kincaid designated a charity to receive a vacation package that resulted in direct incremental costs to us of $3,165, which amount is included in "All Other Compensation" for this director.

(5)
As of July 31, 2010, Mr. Hernandez held an aggregate of 25,000 shares subject to outstanding stock options, 296 SARs and 3,437 RSUs.

(6)
As of July 31, 2010, Mr. Hyde held 296 SARs and 3,437 RSUs.

(7)
As of July 31, 2010, Mr. Kincaid held 296 SARs and 3,437 RSUs.

(8)
As of July 31, 2010, Mr. Redmond held 296 SARs and 3,437 RSUs.

(9)
As of July 31, 2010, Mr. Sorte held an aggregate 22,500 shares subject to outstanding stock options, 296 SARs and 3,437 RSUs.

Director Cash Compensation

        All of our non-employee directors receive annual fees, payable in quarterly installments. The annual retainer for each Board member is $28,000 and meeting fees are $5,000 for each Board meeting attended in person and $1,000 for meetings attended telephonically. In addition, the Lead Director of the Board receives an additional $25,000 per year, the Chairman of the Audit Committee receives an additional $25,000 per year, each other Audit Committee member receives an additional $15,000 per year and the Chairman of the Nominating & Governance Committee and the Chairman of the Compensation Committee each receive an additional $7,500 per year. A non-executive Chairman of the Board receives an additional annual retainer of $50,000, but our Chief Executive Officer is currently our Chairman of the Board and he is not entitled to this retainer. Members of the Executive Committee, Compensation Committee and Nominating & Governance Committee receive $1,000 per committee meeting attended and Audit Committee members receive $2,000 per each committee meeting attended. All directors receive reimbursement of their reasonable travel expenses in connection with such service.

Director Equity Compensation

        The Company provides its directors with equity compensation as determined each year by the Compensation Committee. RSUs granted to directors in fiscal 2010 are more fully described in footnote 3 to the table "Director Compensation for Fiscal 2010" above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company, and written representations that no other reports were required to be filed during fiscal 2010, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for fiscal 2010.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions Policy and Procedures

        We have adopted a written Related Party Transactions Policy that sets forth the Company's policies and procedures regarding the identification, review, consideration and approval or ratification of "related party transactions." For purposes of our policy only, a "related party transaction" is a transaction, contract, agreement, understanding, loan, advance or guarantee (or any series of similar transactions or arrangements) in which the Company and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an officer or director by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, or any immediate family member of an executive officer or director, including any entity in which such persons are an officer or 10% or greater equity holder.

        Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Chairman of the Audit Committee, the full Audit Committee or the Board for consideration and approval or ratification, depending upon the size of the transaction involved. In considering related party transactions, the Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to the Company as it would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.

        As discussed above, we have adopted a Code of Ethics and Business Conduct, which we refer to as the Code of Ethics, that applies to all directors and employees. We distribute the Code of Ethics to every employee, officer and director and convey our expectation that every employee, officer and director read and understand the Code of Ethics and its application to the performance of each such person's business responsibilities. To assist in identifying such proposed transactions as they may arise, our Code of Ethics utilizes a principles-based guideline to alert employees and directors to potential conflicts of interest. Under the Code of Ethics, a conflict of interest occurs when an individual's personal, social, financial or political interests conflict with his or her loyalty to the Company. Our policy under the Code of Ethics provides that even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. If any person believes a conflict of interest is present in a personal activity, financial transaction or business dealing involving anyone employed by the Company, then that person is instructed under the Code of Ethics to report such belief to a supervisor, the legal department, a member of the Compliance & Ethics Committee or the General Counsel.

        To ensure that our existing procedures are successful in identifying related party transactions, the Company distributed questionnaires to its directors and executive officers shortly following the end of the fiscal year which included, among other things, inquiries about any transactions they have entered into with us. In addition, all employees who are Vice President level or higher must certify their compliance with the Code of Ethics on an annual basis.

Certain Related-Person Transactions

  Blaise T. Carrig, Co-President, Mountain Division

        In connection with Mr. Carrig's previous employment agreement, Heavenly Valley Limited Partnership (Heavenly LP) entered into an Addendum with Mr. Carrig, dated September 1, 2002, in which Heavenly LP agreed to invest up to $600,000, but not to exceed 50% of the purchase price, for the purchase of a residence for Mr. Carrig and his family in the greater Lake Tahoe area of California. Heavenly LP contributed $449,500 toward the purchase price of the residence and thereby obtained an approximate 50% undivided ownership interest in such residence. This Addendum is incorporated into the October 2008 employment agreement with Mr. Carrig, discussed in more detail below in the "Executive Compensation—Employment Agreements" section of this proxy statement. In October 2009, Mr. Carrig purchased Heavenly LP's interest in his home for $449,500, a price supported by an independent, third party appraisal and approved by the Audit Committee of the Board in accordance with the Company's Related Party Transactions Policy.

  Thomas D. Hyde, Director

        During fiscal 2010, Mr. Hyde purchased an Arrabelle Club membership from the Company, at a cost of $150,000 (comprised of a one-time payment). Mr. Hyde purchased the membership upon the same price, terms and conditions as those offered to unrelated members of the public.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Our Executive Compensation Program

        Our executive compensation philosophy is designed to support our primary objective of creating value for our stockholders in both the short and long-term through growth in our earnings and incentivizing and rewarding our executive officers, including Messrs. Katz, Jones, Garnsey and Carrig and Ms. Arnold, who are our Chief Executive Officer, Chief Financial Officer and each of our three other highest paid executive officers, respectively, who currently are our named executive officers and who we refer to in this CD&A as our named executive officers. To achieve these objectives, we maintain compensation plans that tie a substantial portion of our executives' overall compensation to key short-term and long-term strategic, operational and financial goals, such as achievement of Reported EBITDA (as defined under the heading "Elements of Compensation—Annual Cash Bonus" below) targets and non-financial goals that the Compensation Committee and Board deems important. We implement this philosophy by focusing on the following three key objectives:

  1.
  Attract, retain and motivate talented executives;

  2.
  Emphasize pay for performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance; and

  3.
  Encouraging management stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders.

        To achieve these objectives, the Compensation Committee periodically analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels they believe, based on their general business and industry knowledge and experience, are comparable with executives in other companies of similar size operating in the leisure, travel, gaming and hospitality industries, which we refer to in this proxy statement as the peer group. The Compensation Committee also takes into account individual performance, our retention needs, our relative performance, our own strategic goals and publicly-available industry survey results in light of the Company's strategic goals compared to other publicly owned, growth-oriented companies, including certain companies in the peer group. The Company faces a somewhat unique challenge in establishing a peer group, as few publicly traded companies participate in more than one of the Company's operating segments. Thus, we include in our peer group a variety of leisure, travel, gaming and hospitality companies with whom the Company competes for the discretionary travel dollars of our guests.

        In any year when performing a compensation review, we may utilize an outside compensation consultant and review information collected and provided to us by the consultant, including SEC filings made by each of the peer group companies during the previous year as well as wage survey data. Based on the June 2007 report of an outside compensation consultant, used to evaluate and set compensation for the 2008 fiscal year, the competitive peer group used as part of the Compensation Committee's annual review of compensation at the beginning of fiscal 2008 was composed of 21 companies: Marriott International, Inc., Carnival Corporation & PLC, MGM Mirage, Starwood Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Wyndham Worldwide Corporation, Intrawest Corporation, Interstate Hotels & Resorts, Inc., Gaylord Entertainment Company, Bluegreen Corporation, Choice Hotels International, Inc., Sunterra Corporation, Lodgian, Inc., The Marcus Corporation, Boyd Gaming Corporation, Las Vegas Sands Corp., Station Casinos, Inc., Trump Entertainment Resorts, Inc., Isle of Capri Casinos, Inc., Ameristar Casinos, Inc., and Wynn Resorts, Limited. Our fiscal 2009 and fiscal 2010 compensation evaluation cycles were focused on cost control during the economic recession, and as a result the Compensation Committee referenced the data it had previously collected for the peer group, but did not commission a new benchmark study for either fiscal 2009 or fiscal 2010. Our Compensation Committee has engaged an outside compensation consultant to perform a new study to assist it in setting executive compensation for the Company's fiscal 2011. The Compensation Committee will continue to seek advice from outside compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company's compensation programs remain appropriate and consistent with industry practices. Although the Compensation Committee believes that it is important to periodically review the compensation policies of the peer group, the Compensation Committee also believes that the Company must adopt a compensation policy that incorporates the business objectives and culture of the Company. Therefore, while the Compensation Committee reviews the data, including the total and type of compensation paid to executive officers, pertaining to the peer group companies to ensure that the compensation paid to the executive officers remains competitive, the Compensation Committee may not annually adjust the compensation paid to the executive officers based on the compensation policies or activities of the companies in the peer group.

        While the Compensation Committee uses the peer group information generally for competitive and retention purposes, it also occasionally "benchmarks," or targets, certain elements of compensation relative to the peer group, as described under the heading "Elements of Compensation" below. Overall, we seek to compensate our named executive officers at the market median (the 50th percentile) of our peer group for such executives' achievement of target levels of performance, as adjusted based upon Company performance, individual performance, and long-term value of the executive to the Company. However, using our performance-oriented compensation, we seek to compensate our strong performers at the 75th percentile level of pay. We believe that compensating our named executive officers with a larger proportion of at-risk compensation elements in relation to more static compensation elements such as base salary, benefits and perquisites more closely aligns the interests of our named executive officers with those of our stockholders. While the Compensation Committee utilized benchmarking to set fiscal 2008 compensation, the Compensation Committee did not utilize benchmarking to set fiscal 2009 or fiscal 2010 compensation. Rather, due to the difficult macro-economic circumstances in effect at the time, our fiscal 2009 and fiscal 2010 compensation evaluation cycles departed significantly from our standard targeted benchmarking practices and instead were focused on cost control. This resulted in freezing executive salaries at prior year levels during the regular compensation cycle in early fiscal 2009, followed by the salary reductions in late fiscal 2009, with an interim salary increase in late fiscal 2010, each as discussed below in the "Base Salary" section.

        As a result of the economic recession and the salary freezes and proposed reductions that were to be implemented across the Company, Mr. Katz voluntarily decided to take no salary from April 2009 until April 2010. This decision to take no salary for that time period caused the component of base salary in Mr. Katz's compensation to be significantly reduced during fiscal 2010. The Compensation Committee was well aware that the decrease in Mr. Katz's base salary would result in a corresponding increase in the percentage that other elements such as equity incentives contributed to Mr. Katz's total compensation and in particular greater emphasis on long-term incentive compensation.

        Similarly, the typical targeted weight for each element of our other named executive officers' compensation was suspended due to the 2009 wage freezes and reductions that were in place. The Compensation Committee intends to return to its past practice of setting targeted weights for each element of compensation in fiscal 2011. Traditionally within this group, as compared to the weight of each component of our Chief Executive Officer's compensation, base salary is a higher proportion of compensation and annual bonus is a slightly lower proportion, while the equity incentives component is similar to our Chief Executive Officer's in that this element makes up a significant portion of total compensation, with benefits and perquisites comprising a very small portion of total compensation. For all of these executives, incentive or at-risk compensation represents more than a majority of their total compensation.

        Overall, for all executives as a group, the Company's total compensation when last benchmarked in fiscal 2008 fell at approximately the 50th percentile relative to our peer companies. As discussed below in the "Base Salary" section, the 2009 wage reductions may have altered this position below the 50th percentile, and the subsequent partial salary reinstatement made by the Compensation Committee in fiscal 2010, may have since altered this positioning, in each case depending upon the adjustments our peer companies may have implemented since the 2008 benchmarking. Also, based on the peer group data last obtained by the Compensation Committee, the Company's use of supplemental benefits and perquisites is significantly lower than the peer group, as the Company prefers to allocate compensation more heavily to performance-related elements of pay.

        The Company has in the past, and we intend in the future, to conduct an annual review of the aggregate level of our executive compensation program as part of our annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. We view our executive compensation policy, based on individual and Company performance, as consistent with our objective of retaining and motivating our executive officers.

        In addition, in appropriate circumstances, such as new market data that supports a market adjustment, the Compensation Committee, in its discretion, considers the recommendations of our Chief Executive Officer, Mr. Katz, in setting executive compensation, including the compensation of the other named executive officers. The Compensation Committee, however, makes all final recommendations to the Board or, in the case of Mr. Katz, the determination regarding these awards and none of our executive officers, including Mr. Katz, are involved in the determination of their own compensation.

        The Compensation Committee, in conjunction with any data and recommendations provided by our outside compensation consultant in any given year, also annually analyzes tally sheets prepared for each of the named executive officers. Each of these tally sheets presents the dollar amount of each component of the named executive officers' compensation, including current cash compensation (base salary and annual bonus), perquisites and the value of equity awards previously granted to the named executive officers, as well as the amounts that would have been payable to each named executive officer if the named executive officer's employment had been terminated under a variety of scenarios as of July 31 of the most recently ended fiscal year. The Committee uses these tally sheets, which provide substantially the same information as is provided in the tables included in this proxy statement, together with other peer group data primarily for purposes of ensuring that our named executive officers' total compensation remains reasonable and to analyze whether the compensation mix for our Chief Executive Officer or other named executive officers needs to be adjusted on a going-forward basis. In its most recent review of tally sheets, the Compensation Committee determined that annual compensation amounts for our Chief Executive Officer and the other named executive officers remained consistent with our executive compensation policy and objectives and the Compensation Committee's expectations.

Elements of Compensation

        Our executive compensation program consists of the following elements:

        Base Salary.    The Company's philosophy is to pay base salaries sufficient to attract and retain executives with a broad proven track record of performance. The Compensation Committee establishes base salaries for our named executive officers based primarily on the scope of their responsibilities, taking into account individual performance and experience, competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, the impact the individual's loss would have to the Company, and other factors which may be deemed to be relevant by the Compensation Committee, in their discretion. In situations where executives are being recruited by the Company, the executive's base salary and total compensation package with their then-current employer is a significant factor considered in determining base salary. Base salaries for each of the named executive officers are reviewed annually by the Compensation Committee. Based on this review, salaries may be adjusted, but not below the amounts set forth in each named executive officer's employment agreement, if applicable, to realign salaries with market levels after taking into account individual responsibilities, the impact upon, and relative level of responsibility for, the Company's performance, long-term Company and individual performance and expertise. Under their respective employment agreements, the base salaries for Messrs. Katz, Jones, Garnsey and Carrig may not be reduced at any time below the then-current level without their consent. For higher levels of responsibility, the base salary component is intended to be a diminishing portion of each named executive officer's potential total compensation. As a result, annual bonuses and equity awards based on company performance are expected to be a substantial portion of the total compensation, relative to the base salary for each named executive officer.

        2009 Executive Wage Reduction Plan.    As part of a number of initiatives to control expenses, our named executive officers did not receive annual salary increases in the usual compensation cycle at the beginning of fiscal 2009 and the base salary for each of our named executive officers remained at the fiscal 2008 level. Subsequently, effective April 2, 2009, as part of a Company-wide wage reduction plan, the Compensation Committee approved a salary reduction of 10% for all executive officers of the Company, including the named executive officers (other than Mr. Katz). In view of the economic climate and its impact on the Company, Mr. Katz decided not to take any salary for a twelve month period and then receive his original salary reduced by 15% when his salary reinstated in April 2010. The named executive officers of the Company accepted these salary reductions and waived, in this instance, the restrictions in their employment agreements, if applicable, that their base salaries cannot be reduced at any time below the then-current levels. The wage reduction plan was adopted to preserve profitability by reducing labor costs, while protecting the guest experience by avoiding broad-based layoffs. More highly compensated employees had the largest percentage reductions.

        Effective April 1, 2010, on a Company-wide basis the Company reinstated some of the 2009 wage reductions with a 2% interim wage increase for year round employees, including the named executive officers (other than Mr. Katz whose salary as mentioned above was reinstated at 85% of his pre-wage reduction salary immediately prior to receiving such 2% increase).

        Annual Cash Bonus.    Following the completion of fiscal 2010, all of our named executive officers were eligible for an annual bonus under our annual cash bonus plan, the Vail Resorts, Inc. Management Incentive Plan, which we refer to as the Management Incentive Plan, for their efforts during fiscal 2010. The Management Incentive Plan is intended to compensate executives primarily for achieving near-term financial, operational and strategic goals over the course of the prior fiscal year and for achieving individual annual performance objectives.

        There are two performance elements to the Management Incentive Plan, (1) the amount of funds available under the Management Incentive Plan itself in any fiscal year, and (2) the specific allocation of awards to individuals under the Management Incentive Plan.

        To determine the annual funding targets of the Management Incentive Plan, the Compensation Committee first establishes relevant performance measures. The Compensation Committee has determined that earnings before interest, taxes, depreciation and amortization, or Reported EBITDA, targets, as set by the Board annually when approving the Company's budget, is one appropriate measure. For this purpose, the Compensation Committee also excludes stock-based compensation expense from Reported EBITDA in setting the actual targets, and each time the term Reported EBITDA is used in the Executive Compensation section of this proxy statement, it means Reported EBITDA excluding stock-based compensation expense. The other measure is comprised of the performance goals for Vail Resort Development Company, or VRDC, which for fiscal 2010 included attaining a Reported EBITDA target of $30,000 for the Company's real estate segment, as well as achieving targets for individual project performance including pre-sales and ultimate closings, budgeted profitability, cash flow, schedule timing and construction-related approvals, which we refer to collectively as the VRDC Performance Goals. For all of our named executive officers, the annual funding targets are based upon Reported Resort EBITDA (which is a combination of our Reported Mountain segment EBITDA and Reported Lodging segment EBITDA), as well as the achievement of the VRDC Performance Goals. Reported EBITDA is calculated by the Company and consistently applied for purposes of the Management Incentive Plan as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the real estate segment, plus gain on sale of real property. For fiscal 2010, the Reported Resort EBITDA target (excluding stock-based compensation expense) was $190.1 million. Both the Reported Resort EBITDA and Reported Real Estate EBITDA targets were based on the Company's approved budget for fiscal 2010 and represented the mid-point of our original guidance ranges. The Compensation Committee established the performance measures in writing at the beginning of the fiscal year with the expectation that the target level of performance of these goals would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, our attainment of these targets in fiscal 2010 was moderately likely. For the VRDC Performance Goals, the Compensation Committee sets out several specific goals that each has a weighting within that portion of the funding calculation for corporate performance. Among these specific goals, we expect that some should be achievable, some will be challenging to achieve and others will be difficult to achieve. Over the past three fiscal years, VRDC completed the number of goals resulting in between approximately 62.5% and 79% funding of the VRDC Performance Goals portion of corporate performance, with an average funding over this time of 70.4%. In setting the performance measures for any given fiscal year, the Compensation Committee considers past Company performance, broader economic trends that may impact the Company in the upcoming year, and the Company's historical performance in relation to the bonus targets set in the respective prior periods.

        Under the Management Incentive Plan, if the Company achieves the Reported Resort EBITDA target, the Management Incentive Plan is funded at 100% of the target funding level for that portion of the corporate performance funding, as is more fully detailed in the table set forth below entitled "Management Incentive Plan Funding." If Company performance exceeds the Reported Resort EBITDA target, the Management Incentive Plan is funded above the target funding level for that portion, but in all instances such funding is capped at 200% of the target funding level, based upon the Company's achievement of 120% or greater of the Reported Resort EBITDA target. If Company performance falls below the annual Reported Resort EBITDA target, the Management Incentive Plan is funded at a percentage of the target funding level for that portion. In order to achieve the minimum payable target funding level of 15% funding for that portion of the corporate performance funding, the Company must achieve at least 80% of its Reported Resort EBITDA target. The other portion of the funding calculation based on corporate performance is the attainment of the VRDC Performance Goals, which is weighted more heavily for VRDC executives, but affects every executive's bonus funding as discussed in more detail below. If the minimum percentage of the Reported Resort EBITDA target is not reached and the VRDC Performance Goals are not met, then the Management Incentive Plan is not funded for the named executive officers and no bonuses will be paid to them.

Management Incentive Plan Funding

Percentage of Target Achieved	Percentage of Annual Target Funding Level Available under the Management Incentive Plan
80%	15%
90%	25%
95%	50%
100%	100%
110%	175%
120%	200%

        In the event the Company's Reported Resort EBITDA for any fiscal year meets the specific threshold or target level, and/or the Company achieves any of the VRDC Performance Goals, then the Management Incentive Plan is funded at the appropriate level and each named executive officer is eligible to receive a cash bonus under the Management Incentive Plan. The amount of the target annual bonus is also determined by each named executive officers' target annual bonus as a percentage of their base salary. Pursuant to their employment agreements, each of Messrs. Katz, Jones, Garnsey and Carrig are eligible for an annual incentive bonus based on a targeted minimum percentage of no less than 100%, 60%, 50% and 50%, respectively, of such executive's base salary. Ms. Arnold's target minimum percentage is currently set at 42.5% of her base salary, which may be changed at the discretion of the Compensation Committee on a yearly basis. The differences between each named executive officer's targeted minimum bonus as a percentage of their base salary was determined based upon the perceived ability each executive position has to influence the performance of the Company. The positions deemed to have the most potential impact upon Company performance have the greatest potential for annual cash bonus potential, putting a greater proportion of such named executive officer's total pay at risk relative to Company performance, in accordance with the Company's executive compensation philosophy.

        For fiscal 2010, for each named executive officer, 20% of the funding of the Management Incentive Plan was based on the achievement of the VRDC Performance Goals, including Reported Real Estate EBITDA, with the remaining 80% based on Reported Resort EBITDA. Once funding is determined, 100% of the actual bonus paid to each of our executives (other than Mr. Katz, whose bonus is equal to, and based solely on, the funded amount of target bonus determined by Company performance) is determined by individual performance objectives. Prior to fiscal 2009, only a portion of each executive's annual bonus was determined by individual performance objectives, while the other portion was based only on Company performance, meaning that an executive received a portion of the funded amount of target bonus regardless of, and unaffected by, individual performance assessment. This change reflects our objective to put more emphasis on individual performance-oriented compensation, while ensuring that overall Company performance standards are met before bonus plan funding can occur. For example, an executive whose bonus funding is 80% based on Reported Resort EBITDA and 20% based on achievement of VRDC Performance Goals, earning $300,000 annually with a target bonus of 50% of base salary, would have an available bonus funding of $120,000 for 100% achievement of Reported Resort EBITDA (100% of 80% of executive's target of 50% of his $300,000 salary), plus $30,000 for 100% achievement of VRDC Performance Goals (100% of 20% of executive's target of 50% of his $300,000 salary), for a total of $150,000, or 100%, of target funding. However, because 100% of an executive's total bonus (other than for Mr. Katz) is determined by individual performance objectives, an individual's ultimate total bonus can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the target amount based on individual performance (subject to availability of funds under the Management Incentive Plan). These individual performance objectives are specified in writing at the beginning of each fiscal year, with the expectation in fiscal 2010 that the target level of performance of these objectives would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, each named executive officer's attainment of his performance objectives in fiscal 2010 was moderately likely.

        In fiscal 2010, the Company met 102% of the Company Reported Resort EBITDA target, which under the Management Incentive Plan determined the funding level at 115% of the target funding level for each of the named executive officers for that portion of the corporate performance funding. In fiscal 2010, VRDC completed the number of goals resulting in a 62.5% funding of the VRDC Performance Goals portion of the funding calculation. Combined with the Reported EBITDA funding, this resulted in a funding of 104.5% of the overall target funding level for each of the named executive officers. Based upon these results and the Compensation Committee's assessment of the individual named executive officer's performance, we paid a cash bonus to each of the named executive officers, as reflected in the Summary Compensation Table included in this proxy statement.

        Pursuant to Mr. Katz's employment agreement, Mr. Katz's bonus is paid 50% in cash and 50% in RSUs that vest annually over a three year period. This is consistent with our retention objectives and our goal of aligning the interests of our executives with those of our stockholders.

        Executive Equity Incentives.    We believe that long-term stockholder value is achieved, in part, by retaining our executive officers in a competitive business environment and aligning the interests of these officers with those of our stockholders by encouraging stock ownership by our executive officers. Under our Amended and Restated 2002 Long Term Incentive Share Award Plan, the Company may make grants of stock options, restricted stock, RSUs and SARs. Under our current executive compensation program, we utilize the grant of service-based vesting RSUs, and SARs rather than stock options, in part because RSUs and SARs provide both a high perceived value and strong retention value, and in part because executives do not incur out-of-pocket expenses to participate in these equity awards. As a result, we believe the use of RSUs and SARs provides additional linkage between the interests of our named executive officers and our stockholders. In addition, the award of RSUs enables us to account for our executive equity incentive program based on the price of our common stock underlying these shares, fixed at the date of grant of the awards, resulting in a known maximum cost under the program at the time of the grant. These awards typically vest annually over three years.

        However, in certain instances, we have granted awards with cliff-based vesting as a retention tool where, for instance, the entire award does not vest until the end of a three-year period.

        In determining the number of RSUs and SARs granted to each of our named executive officers, we awarded approximately 22% of such equity awards in RSUs and approximately 78% of such equity awards in SARs. However, the equity awards granted to our Chief Executive Officer represented approximately 15% RSUs and 85% SARs. The Compensation Committee determined that our Chief Executive Officer's awards should be even more heavily weighted toward performance and the alignment to our stockholders' interests of long-term stock value appreciation, with less emphasis on the current perceived value of service-based vesting RSUs. In addition, the Compensation Committee bases awards of long-term equity compensation on competitive market practices as determined by our peer group analysis and the most recent information obtained from any outside compensation consultants used, as well as the amount of current cash compensation that is paid to each named executive officer, each named executive officer's level of responsibility and any other factors the Compensation Committee deems relevant in making such awards. The Compensation Committee typically consults with our Chief Executive Officer in determining the size of the grants to each of the named executive officers, other than to him. Other than for specific events, such as new hires, the cliff-based vesting awards used for retention or the equity awards that were granted in connection with 2009 wage reduction plan, the number of RSUs and SARs granted on a yearly basis has remained relatively consistent the last few years.

        All of our named executive officers received awards of RSUs and SARs in fiscal 2010 as an incentive for future performance. These equity awards are described under the heading "Grants of Plan-Based Awards" below.

Clawback Provision

        In line with corporate governance best practices, in October 2010 the Compensation Committee adopted a "clawback" policy that allows the Company to seek repayment of incentive compensation that was erroneously paid. The policy provides that if the Board determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, the Board will review all bonus payments made to executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, the Board will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results. The clawback provision applies to bonus payments earned commencing fiscal 2011.

Equity Grant Practices

        We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. Options, if granted, and SARs are granted with an exercise price equal to the market price of our common stock on the date of grant, which is the date the Board or the Compensation Committee, as applicable, approves the award. The Company does not have any specific program, plan or practice related to timing equity compensation awards to executives in coordination with the release of non-public information. Other than grants made in connection with hiring, promotions or to replace certain new hire grants, equity awards are granted to named executive officers at the same time that equity awards are granted to all other employees who are eligible for such awards.

Deferred Compensation Plan

        We currently have two nonqualified deferred compensation plans in which our named executive officers, as well as other executive employees, may participate. Our 2000 non-qualified deferred compensation plan was "grandfathered" in 2004 due to the enactment of Section 409A of the Internal Revenue Code and related compliance issues associated with such enactment. Thus, after December 31, 2004, no new contributions were accepted into the grandfathered plan. Effective January 1, 2005, we adopted a new nonqualified deferred compensation plan, which is designed to comply with Section 409A. The Plans provide qualifying executives an opportunity to invest pre-tax dollars above the limits established by the Internal Revenue Service guidelines. For a more detailed discussion of these plans, see the Non-Qualified Deferred Compensation Table and accompanying narrative, below.

Executive Stock Ownership Guidelines

        Based in part on the June 2007 recommendations of an outside compensation consultant, on September 21, 2007, the Company adopted executive stock ownership guidelines. Under the guidelines, our executive officers will be expected to hold shares of our common stock equal to multiples of their base salary in the following amounts: Chief Executive Officer: five times base salary; Chief Financial Officer and Divisional Presidents: three times base salary; Executive Vice Presidents: two times base salary; Senior Vice Presidents: one and a half times base salary; and Vice President executives: one times base salary. The guidelines are phased and each executive covered under the guidelines has up to five years to meet the guidelines, calculated either from September 21, 2007 or from the date such person becomes a covered executive under the guidelines, as applicable.

Perquisites

        We offer each of the named executive officers benefits relating to the use of one or more of our private clubs, including skiing and parking privileges, as a part of their responsibilities and employment. In addition, under our Perquisite Program, certain of the Company's executive officers are entitled to an annual allowance, based on pay grade, to be used at the Company's resorts. The program incentivizes our named executive officers to use the Company's services, which the Company believes helps them in their performance by allowing them to evaluate our resorts and services based upon firsthand knowledge. Executives may draw against the account to pay for services, at the market rate for the applicable resort or services. Amounts of the fund used by executives are taxed as ordinary income, like other compensation. Unused funds in each executive's account at the end of each fiscal year are forfeited. Pursuant to his employment agreement, Mr. Katz participates in the Perquisite Program on the same terms as our other named executive officers with an annual allowance as provided in his employment agreement. All Company employees enjoy skiing privileges, not just our executives. Compared to its peer group, the Company offers relatively few perquisites for benefits offered by third parties, reflecting the Company's compensation philosophy to focus rewards upon elements of pay that are tied closely to the performance of the Company.

        In connection with certain past relocations, the Company invested in a portion of the primary residences of certain of our named executive officers. These arrangements were individually negotiated and are not part of the Company's regular relocation practices. As of fiscal 2010, Mr. Carrig was the only named executive officer in whose primary residence the Company held an ownership interest. During fiscal 2010, Mr. Carrig purchased the Company's share of his primary residence. Going forward the Company does not intend to enter into these types of transactions.

Post-Termination Compensation

        Pursuant to their employment agreement, each of Messrs. Katz, Jones, Garnsey and Carrig are entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment. Pursuant to the Company's executive severance policy, Ms. Arnold is entitled to receive severance payments upon certain terminations of employment. In addition, each of the named executive officers is entitled to receive payments upon a termination occurring within a certain period of time following a change in control (i.e., a "double trigger"). Mr. Katz may also terminate his employment for "good reason" (as defined in his employment agreement) and receive severance payments upon a change in control. We believe the change in control arrangements provide continuity of management in the event of an actual or threatened change in control of the Company. We also believe that our termination and severance provisions reflect both market practices and competitive factors. Our Board believed that these severance payments and benefit arrangements were necessary to attract and retain our named executive officers when these agreements were put into place.

Tax Deductibility of Executive Compensation

        Deductibility Limit on Compensation in Excess of $1 Million.    Section 162(m) of the Internal Revenue Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to certain of its officers. Under the Code, however, there is no limitation on the deductibility of "qualified performance-based compensation." In order to satisfy the requirement for qualified performance-based compensation under the Internal Revenue Code, the Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. In addition, stockholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount. The Compensation Committee has taken action to ensure that, whenever possible, the requirements of Section 162(m) under the Internal Revenue Code are met and such compensation in excess of $1 million, if any, is tax deductible to the Company.

SUMMARY COMPENSATION TABLE

        The following table shows for fiscal 2010, fiscal 2009 and fiscal 2008, compensation awarded to or paid to, or earned by, the Company's Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for fiscal 2010, which we refer to in this proxy statement as our named executive officers.

Summary Compensation Table for Fiscal 2010

Name and Principal Position (a)	Fiscal Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)		Option/Stock Appreciation Right Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Robert A. Katz	2010	225,026	—	682,819	(6)	1,691,249	374,631	(6)	—	25,712	2,999,437
Chief Executive Officer	2009	575,868	—	1,538,288	(6)	5,434,049	—	(6)	—	41,859	7,590,064
	2008	835,414	—	498,573	(6)	1,578,930	210,881	(6)	—	15,084	3,138,882
Jeffrey W. Jones	2010	412,265	—	121,103		417,093	256,909		—	6,691	1,214,061
Senior Executive Vice	2009	437,323	—	1,266,967		1,587,115	79,652		—	6,789	3,377,846
President and Chief Financial Officer	2008	447,933	—	123,163		379,233	136,581		—	13,021	1,099,931
Fiona E. Arnold(7)	2010	271,662	—	54,333		187,197	119,914		—	2,118	635,224
Senior Vice President,
General Counsel and Secretary
Blaise T. Carrig	2010	344,749	—	81,500		280,741	181,046		—	13,658	901,694
Co-President, Mountain	2009	350,611	—	78,737		300,114	64,162		—	15,778	809,402
Division	2008	343,064	—	361,531		221,226	91,250		—	19,554	1,036,625
John McD. Garnsey	2010	344,749	—	81,500		280,741	181,046		—	11,166	899,202
Co-President, Mountain	2009	347,452	—	78,737		300,114	55,793		—	11,183	793,279
Division	2008	336,171	—	361,531		221,226	89,425		—	13,908	1,022,261

(1)
Amounts shown reflect salary payments actually received during the fiscal year, which differ from base salaries in that year based in part on the timing of previous year annual adjustments, mid-year promotions and, for fiscal 2010, the wage reduction effective April 2, 2009, which was partially reinstated effective April 1, 2010. Base salaries for each of the named executive officers as of July 31, 2010 were as follows: Messrs. Katz: $731,336; Jones: $417,939; Carrig: $353,430; and Garnsey: $353,430; and Ms. Arnold: $275,400. Each executive's base salary is subject to annual review and adjustment. Based on the Compensation Committee's annual review of the compensation paid to our named executive officers, the Compensation Committee kept fiscal 2010 base salaries of each of our named executive officers at reduced fiscal 2009 levels, except for a 2% interim salary increase that each named executive officer received effective April 1, 2010. Additionally, Mr. Katz's base salary was reinstated at 85% of his pre-wage reduction salary effective April 1, 2010 and immediately prior to receiving such 2% increase. Based on the Compensation Committee's annual review of the compensation paid to our named executive officers, the Compensation Committee increased fiscal 2011 base salaries of each of our named executive officers by 3% from fiscal 2010 levels.

(2)
Awards consist of RSUs. The amounts represent the aggregate grant date fair value of RSUs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718.

(3)
The amounts represent the aggregate grant date fair value of SARs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 16 to our audited financial statements for fiscal 2010, which are included in our annual report on Form 10-K for fiscal 2010 filed with the SEC on September 23, 2010.

(4)
On September 21, 2010, pursuant to the Company's Management Incentive Plan, as more fully described under the heading "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus" above and based upon the attainment of performance targets previously established by the Compensation Committee under the Management Incentive Plan, the Company approved 2010 cash bonus awards for its named executive officers. Such amounts are expected to be paid on or about October 21, 2010. For fiscal years 2008 and 2009, this amount reflects the bonus that was paid to each named executive officer in October 2008 and October 2009 in respect of fiscal 2008 and fiscal 2009 performance.

(5)
Consists primarily of Company contributions to executives' accounts in the Company's qualified 401(k) plan (until termination of the Company match program in fiscal 2009, which was partially reinstated effective April 1, 2010) and premiums paid on behalf of the executive for supplemental life and disability insurance. Our executive officers receive other benefits consisting of lodging, ski school privileges and discretionary spending on services at our properties for personal use. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate direct incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any executive officer for whom such amounts were less than $10,000 in the aggregate for the fiscal year. In each fiscal year, the Company provided to each of the named executive officers benefits relating to the use of one or more of our private clubs, for which the Company incurred no incremental costs. Executives are responsible for the payment of their individual, non-business related expenditures incurred at such clubs, although these expenses would qualify for reimbursement under the Perquisite Program if within the executive's allowance under that program. Pursuant to SEC rules, perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges and lodging discounts. All other compensation includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan ($)	Company- paid Life Insurance Premiums ($)	Company-paid Supplemental Disability Insurance Premiums ($)	Company paid relocation compensation, inclusive of tax gross-up payments related to such costs ($)	Company paid lodging, ski school privileges and discretionary spending on goods and services** ($)		Total ($)
Robert A. Katz	2010	2,250	6,395	1,517	—	15,550		25,712
	2009	0	6,395	1,517	—	33,947		41,859
	2008	6,900	6,395	1,789	—	(a	)	15,084
Jeffrey W. Jones	2010	1,286	612	4,793	—	(a	)	6,691
	2009	1,384	612	4,793	—	(a	)	6,789
	2008	7,254	702	5,065	—	(a	)	13,021
Fiona E. Arnold	2010	0	612	1,506	—	(a	)	2,118
Blaise T. Carrig	2010	1,054	612	11,992	—	(a	)	13,658
	2009	3,174	612	11,992	—	(a	)	15,778
	2008	6,619	671	12,264	—	(a	)	19,554
John McD. Garnsey	2010	0	612	10,554	—	(a	)	11,166
	2009	0	612	10,571	—	(a	)	11,183
	2008	2,394	671	10,843	—	(a	)	13,908

(a)
Our named executive officers receive access to the same benefits under the terms of the Perquisite Program, but the value reported for these benefits is based on the estimated aggregate direct incremental cost to the Company for providing the benefits actually used by each executive. If the cost of the benefits actually used by an executive sum to less than $10,000 for the fiscal year, then no amount is shown for that executive.
(6)
Mr. Katz's bonus is paid 50% in cash and 50% in RSUs that vest annually over a three year period. The amount shown for Stock Awards in column "(e)" includes $210,873, $120,243 and $374,631, which represent the aggregate grant date fair value of RSUs, based on the 5,260, 3,355 and 10,070 RSUs granted on September 23, 2008, September 22, 2009 and September 21, 2010, respectively, for 50% payment of Mr. Katz's total bonus award. The amounts reported in column "(g)" for fiscal 2010 and fiscal 2008 reflect only the cash amount paid to Mr. Katz for 50% of Mr. Katz's total bonus award for such fiscal year. In lieu of paying cash for the 50% cash portion of Mr. Katz's bonus for fiscal 2009, the Compensation Committee approved, and Mr. Katz agreed to accept, the payment to Mr. Katz of an equal value of fully vested shares of our common stock. The amount shown for Stock Awards in column "(e)" for fiscal 2009 also includes $120,243, which represents the aggregate grant date fair value of RSUs based on the 3,355 fully vested RSUs granted on September 22, 2009 for payment in lieu of the cash portion of Mr. Katz's total bonus award for fiscal 2009, from which 1,378 shares were withheld by the Company to satisfy tax withholding requirements.

(7)
Ms. Arnold was not a named executive officer in 2009 and 2008 under SEC rules. As a result, 2009 and 2008 compensation information is not included in accordance with such rules.

GRANTS OF PLAN-BASED AWARDS

        The following table shows certain information regarding grants of plan-based awards to the named executive officers during fiscal 2010:

								Grant Date Fair Value of Stock and Option Awards ($)(7) (l)
					All Other Stock Awards: Number of Shares of Stock or Units(#) (5) (i)	All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#)(6) (j)
							Exercise or Base Price of Option/ SAR Awards ($/Sh) (k)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name (a)	Grant Date (b)	Threshold ($)(2) (c)	Target ($)(3) (d)	Maximum ($)(4) (e)
Robert A. Katz		86,040	716,996	1,362,293	—	—	—	—
	09/22/09				8,599		n/a	308,188
	09/22/09				3,355		n/a	120,243
	09/22/09				3,355		n/a	120,243
	09/22/09					123,539	$35.84	1,691,249
Jeffrey W. Jones		20,651	245,846	607,240	—	—	—	—
	09/22/09				3,379		n/a	121,103
	09/22/09					30,467	$35.84	417,093
Fiona E. Arnold		9,639	114,750	283,433	—	—	—	—
	09/22/09				1,516		n/a	54,333
	09/22/09					13,674	$35.84	187,197
Blaise T. Carrig		14,553	173,250	427,928	—	—	—	—
	09/22/09				2,274		n/a	81,500
	09/22/09					20,507	$35.84	280,741
John McD. Garnsey		14,553	173,250	427,928	—	—	—	—
	09/22/09				2,274		n/a	81,500
	09/22/09					20,507	$35.84	280,741

(1)
The estimated possible payouts are based on the parameters applicable to each named executive officer at the time the Compensation Committee established the relevant performance goals in writing at the beginning of fiscal 2010, as more fully described under the heading "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus" of this proxy statement. The actual earned and subsequently paid amounts are reported in the Summary Compensation Table under column "(g)."

(2)
The Threshold amount is based on the Management Incentive Plan's minimum target funding level of 15% upon achievement of at least 80% of certain Reported Resort EBITDA targets for fiscal 2010 and no achievement of the VRDC Performance Goals, with the resulting funding applied to the executive's target percentage of base salary and then paid out (other than for Mr. Katz, whose bonus is tied entirely to corporate performance) at the 70% threshold level for individual performance (which can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the funded amount).

(3)
The Target amount is based on the Management Incentive Plan's target funding level of 100% upon achievement by the Company of 100% of certain Reported Resort EBITDA targets and VRDC Performance Goals for fiscal 2010, with the resulting funding applied to the executive's target percentage of base salary and then paid out (other than for Mr. Katz, whose bonus is tied entirely to corporate performance) at the 100% target level for individual performance (which can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the funded amount).

(4)
The Maximum amount is based on the Management Incentive Plan's maximum funding level of 200% upon achievement by the Company of at least 120% of certain Reported Resort EBITDA targets for fiscal 2010 and maximum achievement of the VRDC Performance Goals, with the resulting funding applied to the executive's target percentage of base salary and then paid out (other than for Mr. Katz, whose bonus is tied entirely to corporate performance) at the 130% maximum level for individual performance (which can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the funded amount).

(5)
Represents RSUs that, unless otherwise specifically noted below, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. The grants were made pursuant to the 2002 Plan.

(6)
Represents SARs that, unless otherwise specifically noted below, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of each SAR is equal to the closing price of our common stock on the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. The grants were made pursuant to the Company's 2002 Plan.

(7)
The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 16 to our audited financial statements for fiscal 2010, which are included in our annual report on Form 10-K for fiscal 2010 filed with the SEC on September 23, 2010.

Employment Agreements

        In October 2008, our named executive officers, other than Ms. Arnold who does not have an employment agreement with the Company, entered into new executive employment agreements for the purpose of updating all agreements to comply with Section 409A of the Internal Revenue Code and to reflect certain best practices in the agreements as recommended by a compensation consultant. These agreements were approved by the Compensation Committee to supersede and replace such officers' pre-existing agreements. The agreements entered into with our named executive officers are described below.

Robert A. Katz, Chief Executive Officer

        The Company entered into an employment agreement with Robert A. Katz effective October 15, 2008 to supersede and replace his prior agreement dated February 28, 2006. The agreement has an initial term through October 15, 2011, unless earlier terminated, and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $843,500, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Katz waived this requirement and did not to take any salary for a twelve month period. Effective April 1, 2010, Mr. Katz's salary was reinstated at 85% of his prior pre-wage reduction salary, which was subsequently increased effective April 1, 2010 pursuant to the Company-wide 2% interim wage increase for year round employees. Pursuant to the employment agreement, Mr. Katz also participates in the Company's annual bonus incentive plan which currently is the Company's Management Incentive Plan, as more fully described under the heading "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus" of this proxy statement, under which any awards are at the discretion of the Compensation Committee. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Katz's "target opportunity" will be 100% of his base salary. The agreement provides that Mr. Katz's bonus is to be paid 50% in cash and 50% in RSUs that vest annually over a three year period. Mr. Katz also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain club membership benefits and participation in the Company's Perquisite Program with an allowance of $70,000 annually.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Katz under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Mr. Katz's employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Katz's termination of employment and that continue for two years thereafter. Mr. Katz is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

Jeffrey W. Jones, Senior Executive Vice President and Chief Financial Officer

        The Company entered into an employment agreement with Jeffrey W. Jones effective October 15, 2008 to supersede and replace his prior agreement dated September 29, 2004. The agreement has an initial term through October 15, 2011, unless earlier terminated, and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $455,271, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Jones waived this requirement and accepted a salary reduction of 10%. Effective April 1, 2010, Mr. Jones received a 2% interim wage increase pursuant to the Company-wide 2% interim wage increase for year round employees. Pursuant to the employment agreement, Mr. Jones also participates in the Company's annual bonus incentive plan which currently is the Company's Management Incentive Plan, as more fully described in "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus" of this proxy statement, under which any awards are at the discretion of the Compensation Committee. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Jones' "target opportunity" will be 60% of his base salary. Mr. Jones also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain club membership benefits and participation in the Company's Perquisite Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Jones under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Mr. Jones' employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Jones' termination of employment and that continue for one year thereafter. Mr. Jones is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

John McD. Garnsey, Co-President, Mountain Division

        Vail Holdings, Inc. (VHI), a wholly-owned subsidiary of the Company, entered into an employment agreement with John McD. Garnsey effective October 15, 2008 to supersede and replace his prior agreement dated as of May 17, 1999. The agreement has an initial term through October 15, 2011, unless earlier terminated, and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $365,000, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Garnsey waived this requirement and accepted a salary reduction of 10%. Additionally, the agreement provides that Mr. Garnsey's base salary would increase to $385,000 effective August 1, 2009; however, consistent with the waiver noted above, this new salary took effect on such date at a 10% reduced level. Effective April 1, 2010, Mr. Garnsey received a 2% interim wage increase pursuant to the Company-wide 2% interim wage increase for year round employees. Pursuant to the employment agreement, Mr. Garnsey also participates in the Company's annual bonus incentive plan which currently is the Company's Management Incentive Plan, as more fully described in "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus" of this proxy statement, under which any awards are at the discretion of the Compensation Committee. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Garnsey's "target opportunity" will be 50% of his base salary. Mr. Garnsey also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain club membership benefits and participation in the Company's Perquisite Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Garnsey under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Mr. Garnsey's employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Garnsey's termination of employment and that continue for one year thereafter. Mr. Garnsey is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

Blaise T. Carrig, Co-President, Mountain Division

        VHI entered into an employment agreement with Blaise T. Carrig effective October 15, 2008 to supersede and replace his prior agreement dated as of July 23, 2002. The agreement has an initial term through October 15, 2011, unless earlier terminated, and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $365,000, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Carrig waived this requirement and accepted a salary reduction of 10%. Additionally, the agreement provides that Mr. Carrig's base salary would increase to $385,000 effective August 1, 2009; however, consistent with the waiver noted above, this new salary took effect on such date at a 10% reduced level. Effective April 1, 2010, Mr. Carrig received a 2% interim wage increase pursuant to the Company-wide 2% interim wage increase for year round employees. Pursuant to the employment agreement, Mr. Carrig also participates in the Company's annual bonus incentive plan which currently is the Company's Management Incentive Plan, as more fully described in "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus" of this proxy statement, under which any awards are at the discretion of the Compensation Committee. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Carrig's "target opportunity" will be 50% of his base salary. Mr. Carrig also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain club membership benefits and participation in the Company's Perquisite Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Carrig under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Mr. Carrig's employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Carrig's termination of employment and that continue for one year thereafter. Mr. Carrig is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

        In connection with Mr. Carrig's previous employment agreement, Heavenly Valley Limited Partnership (Heavenly LP) entered into an Addendum with Mr. Carrig, dated September 1, 2002, in which Heavenly LP agreed to invest up to $600,000, but not to exceed 50% of the purchase price, for the purchase of a residence for Mr. Carrig and his family in the greater Lake Tahoe area of California. Heavenly LP contributed $449,500 toward the purchase price of the residence and thereby obtained an approximate 50% undivided ownership interest in such residence. Upon the resale of the residence, or within approximately eighteen (18) months of the termination of Mr. Carrig's employment with Heavenly LP, whichever is earlier, Heavenly LP is entitled to receive its proportionate share of the resale price of the residence, less certain deductions. This Addendum is incorporated into the October 2008 employment agreement with Mr. Carrig. In October 2009, Mr. Carrig purchased Heavenly LP's interest in his home for $449,500, a price supported by an independent, third party appraisal and approved by the Audit Committee of the Board in accordance with the Company's Related Party Transactions Policy.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table shows certain information regarding outstanding equity awards held by the named executive officers as of July 31, 2010.

Outstanding Equity Awards at July 31, 2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)(1)		Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)(2)		Option/SAR Exercise Price ($)(3)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Robert A. Katz	5,000 (options	)			16.75	12/10/12
	5,000 (options	)			14.73	11/20/13
	15,000 (options	)			18.73	9/28/14
	300,000 (SARs	)			31.69	2/28/16
	48,285 (SARs	)	24,143 (SARs	)	60.05	9/25/17
	37,957 (SARs	)	75,914 (SARs	)	40.09	9/23/18
			521,262 (SARs	)	18.88	3/01/19
			123,539 (SARs	)	35.84	9/22/19
							1,597	60,494
							4,951	187,544
							3,506	132,807
							52,966	2,006,352
							8,599	325,730
							3,355	127,087
Jeffrey W. Jones	50,000 (options	)			18.73	9/28/14
	30,000 (options	)			28.08	9/30/15
	100,000 (options	)			28.08	9/30/15
	24,021 (SARs	)			39.72	10/4/16
	11,597 (SARs	)	5,799 (SARs	)	60.05	9/25/17
	9,361 (SARs	)	18,722 (SARs	)	40.09	9/23/18
			73,717 (SARs	)	40.09	9/23/18
	1,926 (SARs	)	3,851 (SARs	)	16.51	3/10/19
			30,467 (SARs	)	35.84	9/22/19
							684	25,910
							1,945	73,677
							28,685	1,086,588
							3,379	127,997
Fiona E. Arnold	5,405 (SARs	)	2,703 (SARs	)	60.05	9/25/17
	4,202 (SARs	)	8,402 (SARs	)	40.09	9/23/18
	1,269 (SARs	)	2,538 (SARs	)	16.51	3/10/19
			13,674 (SARs	)	35.84	9/22/19
							270	10,228
							872	33,031
							1,516	57,426
Blaise T. Carrig	333 (options	)			14.73	11/20/13
	7,333 (options	)			18.73	9/28/14
	17,500 (options	)			28.08	9/30/15
	14,012 (SARs	)			39.72	10/04/16
	6,765 (SARs	)	3,383 (SARs	)	60.05	9/25/17
	6,301 (SARs	)	12,601 (SARs	)	40.09	9/23/18
	1,629 (SARs	)	3,256 (SARs	)	16.51	3/10/19
			20,507 (SARs	)	35.84	9/22/19
							342	12,955
							5,867	222,242
							1,309	49,585
							2,274	86,139
John McD. Garnsey	18,000 (options	)			18.73	9/28/14
	17,500 (options	)			28.08	9/30/15
	14,012 (SARs	)			39.72	10/04/16
	6,765 (SARs	)	3,383 (SARs	)	60.05	9/25/17
	6,301 (SARs	)	12,601 (SARs	)	40.09	9/23/18
	1,629 (SARs	)	3,256 (SARs	)	16.51	3/10/19
			20,507 (SARs	)	35.84	9/22/19
							342	12,955
							5,867	222,242
							1,309	49,585
							2,274	86,139

(1)
Represents exercisable or unexercisable stock options and SARs that unless otherwise specifically noted, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

(2)
The grant dates and vesting dates of each unexercisable SAR award are as follows:

	Number of Unexercisable SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	24,143	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	75,914	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	521,262	March 1, 2009	Cliff vest in full two years and seven months from the date of grant.	September 30, 2011
	123,539	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
Jeffrey W. Jones	5,799	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	18,722	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	73,717	September 23, 2008	Cliff vest in full on the third anniversary of the date of grant.	September 23, 2011
	3,851	March 10, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	March 10, 2012
	30,467	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
Fiona E. Arnold	2,703	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	8,402	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	2,538	March 10, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	March 10, 2012
	13,674	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
Blaise T. Carrig	3,383	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	12,601	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	3,256	March 10, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	March 10, 2012
	20,507	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
John McD. Garnsey	3,383	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	12,601	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	3,256	March 10, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	March 10, 2012
	20,507	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
(3)
The exercise price of each stock option and SAR is equal to the closing price of our common stock on the date of grant.

(4)
Represents unvested RSUs that, unless otherwise specifically noted, generally vest in three equal annual installments beginning on the first anniversary of the date of grant.

(5)
The grant dates and vesting dates of RSUs that have not vested are as follows:

	Number of Unvested RSUs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	1,597	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	4,951	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	3,506	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	52,966	March 1, 2009	Cliff vest in full two years and seven months from the date of grant.	September 30, 2011
	8,599	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	3,355	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
Jeffrey W. Jones	684	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	1,945	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	28,685	September 23, 2008	Cliff vest in full on the third anniversary of the date of grant.	September 23, 2011
	3,379	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
Fiona E. Arnold	270	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	872	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	1,516	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
Blaise T. Carrig	342	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	5,867	January 8, 2008	Cliff vest on third anniversary of the date of the grant.	January 8, 2011
	1,309	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	2,274	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
John McD. Garnsey	342	September 25, 2007	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2010
	5,867	January 8, 2008	Cliff vest on third anniversary of the date of the grant.	January 8, 2011
	1,309	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	2,274	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
(6)
The July 31, 2010 fair market value of these unvested RSU awards was valued at the closing price of the Company's common stock on July 31, 2010 of $37.88 per share, multiplied by the number of units.

OPTION EXERCISES AND STOCK VESTED

        The following table shows for fiscal 2010 certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($)(1) (e)
Robert A. Katz	—	—	9,182	(2)	328,766
Jeffrey W. Jones	—	—	2,655	(3)	90,679
Fiona E. Arnold	—	—	1,019	(4)	35,113
Blaise T. Carrig	—	—	1,495	(5)	51,330
John McD. Garnsey	—	—	1,495	(6)	51,330

(1)
For purposes of this table, the aggregate dollar value realized on the vesting of restricted shares was computed by multiplying the closing price of the Company's common stock on the vesting date, by the number of shares vested.

(2)
Represents the aggregate number of shares acquired on vesting. Of this amount, 3,189 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

(3)
Represents the aggregate number of shares acquired on vesting. Of this amount, 824 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

(4)
Represents the aggregate number of shares acquired on vesting. Of this amount, 317 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

(5)
Represents the aggregate number of shares acquired on vesting. Of this amount, 395 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

(6)
Represents the aggregate number of shares acquired on vesting. Of this amount, 465 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

PENSION BENEFITS

        The Company does not provide pension benefits or a defined contribution plan to the named executive officers other than the Company's tax-qualified 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION

        The following table shows for fiscal 2010 certain information regarding non-qualified deferred compensation benefits for the named executive officers.

Nonqualified Deferred Compensation for Fiscal 2010

Name (a)	Executive Contributions in Last FY($) (b)	Registrant Contributions in Last FY($) (c)	Aggregate Earnings in Last FY($) (d)	Aggregate Withdrawals/ Distributions($) (e)	Aggregate Balance at Last FYE($) (f)
Robert A. Katz	—	—	—	—	—
Jeffrey W. Jones	—	—	240	—	3,044
Fiona E. Arnold	—	—	—	—	—
Blaise T. Carrig	—	—	393	—	168,225
John McD. Garnsey	—	—	6,848	—	77,297

        On September 15, 2000, Vail Associates, Inc., an indirect wholly owned subsidiary of the Company, which we refer to in this section of the proxy statement as the Employer, adopted a Deferred Compensation Plan, which we refer to as the Grandfathered Plan, for the benefit of a select group of management or highly compensated employees, or participants. The Grandfathered Plan is not tax qualified. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans, including the Grandfathered Plan. Rules under Section 409A are effective for nonqualified deferrals of compensation after December 31, 2004. As a result, after December 31, 2004, no new contributions were accepted into the Grandfathered Plan.

        Effective January 1, 2005, the Employer began operating a new nonqualified deferred compensation plan designed to comply with Section 409A, which we refer to as the Plan. The Plan provides for two classes of participants. Class 1 participants may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus. Class 2 participants may defer only an amount of base pay equal to any 401(k) compliance test refund. Effective January 1, 2007, all participants became eligible to defer up to 80% of their base salary (including an amount of base pay equal to any 401(k) compliance test refund) and 100% of any Employer-paid bonus. Members of the Board may contribute up to 100% of their director fees. All contributions made by participants are 100% vested. The Employer may, on an annual basis, elect to make matching and/or discretionary employer contributions, although to date, the Employer has not made any such contributions. Matching and discretionary contributions vest as determined by the Employer or the Plan's administrative committee, which we refer to in this section of the proxy statement as the Plan Committee. The Employer or the Plan Committee may accelerate the vesting on matching and/or discretionary Employer contributions at any time, and accelerated vesting will generally occur automatically upon a change in control as defined in Section 409A.

        Under the Plan, all contributions for a Plan year are allocated among the following two types of accounts at the election of the Participant: Separation from Service accounts and Scheduled Distribution accounts. Separation from Service accounts are generally payable in a lump sum or installments six months following the termination of a Participant's employment. Scheduled Distribution accounts are generally payable as a lump sum at a designated date at least three years from the year of deferral. Participants have limited rights to delay distributions from either type of account, provided that the election to delay a distribution (i) is made at least twelve months prior to the date the distribution would otherwise have been made, and (ii) delays the distribution for at least five years. All accounts are payable immediately upon the Participant's disability or death. Participants generally have the right to receive an early distribution from their accounts only upon an unforeseeable emergency.

Participants have the right to designate hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with the Participants' selections.

        All contributions are placed in a rabbi trust which restricts the Employer's use of and access to the contributions. However, all money in the rabbi trust remains subject to the Employer's general creditors in the event of bankruptcy. The trustee, Wells Fargo Bank, N.A., is entitled to invest the trust fund in accordance with guidelines established by the Employer. Currently, all assets are invested in a Trust-Owned Life Insurance policy. To the extent that the funds in the trust are insufficient to pay Plan benefits, the Employer is required to fund the difference.

        The Plan Committee, which does not include any of our named executive officers, is charged with responsibility to select certain mutual funds, insurance company separate accounts, indexed rates or other methods (the "Measurement Funds") for purposes of crediting or debiting additional amounts to Participants' account balances. Participants may elect one or more of these Measurement Funds for purposes of crediting or debiting additional amounts to his or her account balance. As necessary, the Plan Committee may discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Plan Committee gives Participants advance written notice of such change. Participants can change their Measurement Fund allocation as often as daily. The Measurement Funds are valued daily at their net asset values.

        Using the weighted average return methodology, the rate of return for the Plan, as a weighted portfolio, for the prior twelve-month period ended July 31, 2010 was 11.92%. The rate of return of the S&P 500 for that same period was 13.84%. For this purpose, the weighted portfolio is a weighted average percentage allocation based on the Plan sponsor's liability holdings for a given point in time, and the weighted average returns are calculated based on the weights assigned using the returns of the underlying funds. Actual account cash balances were not used in calculating this performance. Additionally, account deposits, withdrawals, transfers, loans and death benefits, as well as the timing of any flows were not considered in this performance calculation. The Plan does not provide for the payment of interest based on above-market rates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        The Company has entered into employment agreements with each of our named executive officers, other than Ms. Arnold who does not have an employment agreement with the Company, as described above. Ms. Arnold receives benefits through the Company's executive severance policy. These agreements and the executive severance policy require us to provide compensation to these executives in the event of a termination of employment or a change in control of the Company. Each of the employment agreements and the executive severance policy provide that the Company may terminate the executive at any time with or without cause. However, if the executive's employment is terminated without cause or terminated by the executive for good reason, then the executive shall be entitled to receive compensation in the amounts and under the circumstances described below. In addition, the forms of award agreements used with all of our employees provide for the full acceleration of vesting of outstanding stock options, SARs, restricted stock, and RSUs upon a change in control of the Company.

        In accordance with each employment agreement with the named executive officers, if applicable, if the executive breaches the post-employment non-competition or non-solicitation covenants to which he is subject under his employment agreement, then the executive must promptly reimburse the Company for any severance payments received from, or payable by, the Company.

Robert A. Katz, Chief Executive Officer

        Mr. Katz's employment agreement provides that upon (i) the giving of notice of non-renewal by the Company or termination by the Company without cause or (ii) termination by Mr. Katz for good reason, Mr. Katz is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) two years of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum, and (d) full vesting of any RSUs, SARs or other equity awards held by Mr. Katz. If, within twelve months of the consummation of a change in control, (i) the Company terminates Mr. Katz without cause or gives notice of non-renewal of his agreement or (ii) Mr. Katz terminates for good reason, Mr. Katz is entitled to receive, so long as he has executed a release in connection with his termination: (a) two years of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, (c) an amount equal to the cash bonus paid to Mr. Katz in the prior year, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Katz.

        The following table describes the estimated potential compensation to Mr. Katz upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$1,462,672	—	$1,462,672
Option/SAR/RSU/Restricted Stock Acceleration	$12,996,013	$12,996,013	—
Bonus	$716,996	—	$837,267
Health Insurance	$18,575	—	—
Total	$15,194,256	$12,996,013	$2,299,939

(1)
Assumes the following: (a) reduced base salary equal to $731,336 is in effect as of the assumed termination or change in control date of July 31, 2010; (b) executive's unvested RSUs and SARs at July 31, 2010 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $37.88); and (c) all Company targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event. As described above in "Compensation Discussion and Analysis—Post-Termination Compensation," Mr. Katz may terminate his employment for "good reason" (as defined in his employment agreement) and receive severance benefits upon a change in control.

Jeffrey W. Jones, Senior Executive Vice President and Chief Financial Officer

        Mr. Jones' employment agreement provides that upon (i) the giving of notice of non-renewal by the Company or termination by the Company without cause or (ii) termination by Mr. Jones for good reason, Mr. Jones is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the

Company's fiscal year through the effective date of the termination or non-renewal, and (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum. If, within twelve months of the consummation of a change in control, (i) the Company terminates Mr. Jones without cause or gives notice of non-renewal of his agreement or (ii) Mr. Jones terminates for good reason, Mr. Jones is entitled to receive, so long as he has executed a release in connection with his termination: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, (c) an amount equal to the cash bonus paid to Mr. Jones in the prior year, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Jones.

        The following table describes the estimated potential compensation to Mr. Jones upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$417,939	—	$417,939
Option/SAR/RSU Acceleration	—	$1,458,619	—
Bonus	$245,846	—	$325,498
Health Insurance	$18,575	—	—
Total	$682,360	$1,458,619	$743,437

(1)
Assumes the following: (a) base salary equal to $417,939 is in effect as of the assumed termination or change in control date of July 31, 2010; (b) all of executive's unvested SARs and RSUs at July 31, 2010 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $37.88) in the case of a change in control; and (c) all Company and individual performance targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

Fiona E. Arnold, Senior Vice President, General Counsel and Secretary

        Pursuant to the Company's executive severance policy, Ms. Arnold is entitled to receive severance payments upon certain terminations of employment. In addition, Ms. Arnold is entitled to receive payments upon a termination occurring within a certain period of time following a change in control (i.e., a "double trigger"). The following table describes the estimated potential compensation to Ms. Arnold upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$275,400	—	$275,400
Option/SAR/RSU Acceleration	—	$182,817	—
Bonus	—	—	—
Health Insurance	—	—	—
Total	$275,400	$182,817	$275,400

(1)
Assumes the following: (a) base salary equal to $275,400 is in effect as of the assumed termination or change in control date of July 31, 2010; (b) executive's unvested SARs and RSUs at July 31,

  2010 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $37.88); and (c) all Company performance and individual targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards table above

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company's executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

Blaise T. Carrig, Co-President, Mountain Division

        Mr. Carrig's employment agreement provides that upon (i) the giving of notice of non-renewal by VHI or termination by VHI without cause or (ii) termination by Mr. Carrig for good reason, Mr. Carrig is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, and (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum. If, within twelve months of the consummation of a change in control, (i) VHI terminates Mr. Carrig without cause or gives notice of non-renewal of his agreement or (ii) Mr. Carrig terminates for good reason, Mr. Carrig is entitled to receive, so long as he has executed a release in connection with his termination: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, (c) an amount equal to the cash bonus paid to Mr. Carrig in the prior year, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Carrig.

        The following table describes the estimated potential compensation to Mr. Carrig upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$353,430	—	$353,430
Option/SAR/RSU Acceleration	—	$482,336	—
Bonus	$173,250	—	$237,412
Health Insurance	$18,575	—	—
Total	$545,255	$482,336	$590,842

(1)
Assumes the following: (a) base salary equal to $353,430 is in effect as of the assumed termination or change in control date of July 31, 2010; (b) executive's unvested SARs and RSUs at July 31, 2010 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $37.88); and (c) all Company performance and individual targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

 John McD. Garnsey, Co-President, Mountain Division

        Mr. Garnsey's employment agreement provides that upon (i) the giving of notice of non-renewal by VHI or termination by VHI without cause or (ii) termination by Mr. Garnsey for good reason, Mr. Garnsey is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, and (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum. If, within twelve months of the consummation of a change in control, (i) VHI terminates Mr. Garnsey without cause or gives notice of non-renewal of his agreement or (ii) Mr. Garnsey terminates for good reason, Mr. Garnsey is entitled to receive, so long as he has executed a release in connection with his termination: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, (c) an amount equal to the cash bonus paid to Mr. Garnsey in the prior year, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Garnsey.

        The following table describes the estimated potential compensation to Mr. Garnsey upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$353,430	—	$353,430
Option/SAR/RSU Acceleration	—	$482,336	—
Bonus	$173,250	—	$229,043
Health Insurance	$12,038	—	—
Total	$538,718	$482,336	$582,473

(1)
Assumes the following: (a) base salary equal to $353,430 is in effect as of the assumed termination or change in control date of July 31, 2010; (b) executive's unvested SARs and RSUs at July 31, 2010 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $37.88); and (c) all Company performance and individual targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table summarizes the Company's equity compensation plans as of July 31, 2010:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(in thousands)		(in thousands)
Equity compensation plans approved by security holders(1)	2,748	$30.80	1,043
Equity compensation plans not approved by security holders	—	—	—

Total	2,748	$30.80	1,043

(1)
Column (a) includes 371,000 RSUs that are not included in the calculation of the Weighted-Average Exercise Price in column (b).

(2)
Includes the gross number of shares underlying outstanding SARs. Upon the exercise of a SAR, the actual number of shares we will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the year ending July 31, 2011, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been the Company's independent registered public accounting firm since 2002. PricewaterhouseCoopers LLP expects to have a representative at the 2010 annual meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

        Neither the Company's bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. It is understood that even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Fees Billed to Vail Resorts by PricewaterhouseCoopers LLP during Fiscal 2010 and Fiscal 2009

        Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q with respect to fiscal 2010 and fiscal 2009 financial statements were $1,678,978 and $1,895,504, respectively. For both fiscal years, such fees included fees for PricewaterhouseCoopers LLP's examination of the effectiveness of the Company's internal control over financial reporting.

        Audit-Related Fees.    There were no audit-related fees for fiscal 2010 or fiscal 2009.

        Tax Fees.    There were no tax fees billed or billable to the Company by PricewaterhouseCoopers LLP with respect to fiscal 2010 and fiscal 2009.

        All Other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to fiscal 2010 and fiscal 2009 were $3,000 and $3,123, respectively. For fiscal 2010 and fiscal 2009, such fees were for access to a research database.

        The Audit Committee determined that the provision of services other than audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP's independence.

        The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services in between Audit Committee meetings which must be reported to the full Audit Committee at its next meeting. Fees for permissible non-audit services that are not pre-approved must be less than 5% of total fees paid. For fiscal 2010 and fiscal 2009, all of the fees included under the headings "Audit-Related Fees" and "All Other Fees" above were pre-approved by the Audit Committee.

 Vote Required For Approval

        The affirmative vote of the holders of a majority of the shares represented in person or by proxy which are entitled to vote and which have actually been voted on this matter is required for this proposal to be adopted.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 FUTURE STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

        The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company's proxy statement and proxy for the 2011 annual meeting of stockholders is June 22, 2011.

        If you wish to nominate a director or submit a proposal for consideration at the Company's 2010 annual meeting of stockholders that is not to be included in next year's proxy materials, your proposal or nomination must be submitted in writing to the Secretary of the Company not later than September 4, 2011 nor earlier than August 5, 2011. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Such notices must be in accordance with the procedures described in our bylaws. You can obtain a copy of our bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Company stockholders may be "householding" our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials, proxy statement and annual report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and annual report to the Company at: Vail Resorts, Inc., Attention: Investor Relations, 390 Interlocken Crescent, Broomfield, Colorado, 80021, or by calling (303) 404-1827. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

        At the date of this proxy statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

Fiona E. Arnold Senior Vice President, General Counsel and Secretary

October 20, 2010

        A copy of the Company's annual report to the SEC on Form 10-K for the fiscal year ended July 31, 2010 is available without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021.

Appendix A

Standards of Director Independence

        A director shall be considered independent if the Board makes an affirmative determination after a review of all relevant information that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

        In addition to the foregoing, a director shall not fail to meet any of the independence tests set forth in section 303A.02(b) of the NYSE Listed Company Manual or any successor provisions thereto, which tests include:

  •
  The director is, or has been within the last three years an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  (A) The director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company's audit; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

The Board will deem a director to be independent if no relationship or transaction exists that would disqualify a director under the NYSE tests set forth above and no other relationships or transactions exist of a type not specifically mentioned that, in the Board's opinion, taking into account all facts and circumstances, would impair a director's ability to exercise his or her independent judgment.

        To assist it in evaluating the broad array of potential relationships between a director and the Company, the Board has categorically determined that none of the following relationships or transactions constitutes a "material relationship" between a director and the Company:

  •
  The director, an entity with which a director is affiliated (as an officer or 10% or greater equity holder, but not solely as a director), or one or more members of the director's immediate family, purchased property or services from the Company (i) in an aggregate amount for all transactions in a fiscal year of less than $120,000 or (ii) on terms generally available to other employees of the Company during the Company's last fiscal year;

  •
  The Company (i) paid to, employed (in a non-executive officer capacity), or retained one or more members of the director's immediate family or (ii) provided personal benefits to the

A-1

    director or one or more members of such director's immediate family, in an aggregate amount of less than $120,000 per fiscal year for such payments, compensation or personal benefits; or

  •
  The Company made contributions to any tax exempt organization in which a director serves as an executive officer if, in each of the last three fiscal years, such contributions in any single year was less than the greater of $1 million or 2% of the organization's annual charitable receipts.

A-2

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VAIL RESORTS, INC. M27675-P02628 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 Yes No 0 0 0 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR SUCH PROPOSAL. The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: VAIL RESORTS, INC. 390 INTERLOCKEN CRESCENT BROOMFIELD, CO 80021 01) Roland A. Hernandez 02) Thomas D. Hyde 03) Jeffrey W. Jones 04) Robert A. Katz 05) Richard D. Kincaid 06) John T. Redmond 07) Hilary A. Schneider 08) John F. Sorte 2. Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2011. Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Address Changes/Comments: ______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box.) VAIL RESORTS, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, December 3, 2010 9:00 a.m., Mountain Standard Time St. Julien Hotel, 900 Walnut Street, Boulder, CO 80302 This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 3, 2010. The shares of stock held in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" Items 1 and 2 and otherwise in the discretion of the proxies. By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Jones and Fiona E. Arnold, and each of them with full power of substitution, to vote these shares in the manner indicated on this form as to the matters shown on the reverse side and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M27676-P02628 VAIL RESORTS, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, December 3, 2010 9:00 a.m., Mountain Standard Time St. Julien Hotel 900 Walnut Street Boulder, CO 80302